UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

FIDELITY & GUARANTY LIFE

(Name of Registrant as Specified in Its Charter)

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Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, Iowa 50309

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO

SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Fidelity & Guaranty Life (the “Company”) in connection with the Agreement and Plan of Merger (as amended or modified from time to time, “Merger Agreement”, a copy of which is attached as Annex A to this information statement), dated as of November 8, 2015, by and among Anbang Insurance Group Co., Ltd., a joint-stock insurance company established in the People’s Republic of China (“Buyer”), AB Infinity Holding, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Parent”), AB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company. Upon the completion of the merger of Merger Sub with and into the Company (“Merger”), each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $26.80 in cash, without interest and less any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) any shares of Company Common Stock owned by the Company as treasury stock or by Buyer, Parent or Merger Sub (which will be canceled and retired and cease to exist and no payment or distribution will be made thereto) and (b) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.

On November 8, 2015, the board of directors of the Company (the “Board”): (a) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders; and (b) adopted resolutions adopting and approving the Merger Agreement, the Merger and the other transactions contemplated thereby, declaring its advisability and recommending its adoption by the Company’s stockholders.

The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of holders of at least a majority of the outstanding shares of Company Common Stock. On November 8, 2015, FS Holdco II Ltd. (the “Majority Stockholder”), a wholly-owned subsidiary of HRG Group, Inc. (“HRG”) and direct holder of 47,000,000 shares of Company Common Stock representing approximately 80.7% of the outstanding shares of Company Common Stock, delivered a written consent adopting, authorizing, accepting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote to approve the adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY. NO ACTION IN CONNECTION WITH THIS

INFORMATION STATEMENT IS REQUIRED BY YOU.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this information statement, or April 21, 2016, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. The summary of Section 262 of the DGCL set forth in this information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL. You are encouraged to read the entirety of the Section 262 of the DGCL, a copy of which is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your Company Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Company Common Stock certificates and payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher J. Littlefield

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated March 29, 2016 and is first being mailed to stockholders on or about April 1, 2016.

i

LIST OF ANNEXES

ANNEX A: AGREEMENT AND PLAN OF MERGER
ANNEX B: OPINION OF CREDIT SUISSE
ANNEX C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of November 8, 2015, by and among Anbang Insurance Group Co., Ltd. (“Buyer”), AB Infinity Holding, Inc. (“Parent”), AB Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. Any document or agreement referred to in this information statement is qualified in its entirety by reference to the full text of such document or agreement. In this information statement, the terms “Fidelity & Guaranty Life,” “Company,” “we,” “us” and “our” refer to Fidelity & Guaranty Life. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to capitalized terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement, a copy of which is attached as Annex A to this information statement.

The Parties to the Merger Agreement (page 15)

The Company. The Company, a Delaware corporation, helps middle-income Americans prepare and manage for retirement. Through its subsidiaries, the Company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. The Company’s principal executive offices are located at Two Ruan Center 601 Locust Street, 14th Floor, Des Moines, IA and its telephone number is (800) 445-6758. The Company’s website is http://www.fglife.com. The material located on such website is not a part of, or otherwise incorporated into, this information statement. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 69.

Buyer. Buyer and its subsidiaries constitute a leading comprehensive insurance group in China, with more than $140 billion in total assets. Buyer is headquartered in Beijing, China. Buyer’s comprehensive range of financial and insurance services and products include life insurance, pensions, health insurance, property and casualty insurance, insurance sales and brokerage services, banking, financial leasing and asset management.

Parent. Parent is a corporation incorporated under the laws of Delaware and is an indirect, wholly-owned subsidiary of Buyer. Parent was formed specifically for the purpose of serving as the intended holding company for the Company at the completion of the Merger and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub. Merger Sub is a corporation incorporated under the laws of Delaware and is a direct, wholly-owned subsidiary of Parent. Merger Sub was formed specifically for the purpose of completing the Merger with the Company and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 17)

On November 8, 2015, the Company entered into the Merger Agreement with Buyer, Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Buyer following the Effective Time. Because the Merger Consideration will be paid in cash, you will receive no equity interest in Buyer, and after the Effective Time you will have no equity interest in the Company.

The Merger Consideration (page 43)

Upon consummation of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the consummation of the Merger, other than appraisal shares, shares held in treasury and shares owned by Buyer, Parent or Merger Sub, will automatically be converted into the right to receive $26.80 in cash, without interest and less any required withholding taxes, upon surrender of each respective share certificate and automatically in the case of Book-Entry shares.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger.

Reasons for the Merger (page 24)

After consideration of various factors as discussed in the section entitled “The Merger — Reasons for the Merger” beginning on page 24, the board of directors of the Company (the “Board”), after consultation with its legal advisor and financial advisors, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, were at a price and on terms that were fair to, advisable and in the best interests of the Company and its stockholders and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Required Stockholder Approval for the Merger (page 52)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of holders of at least a majority of the outstanding shares of Company Common Stock. On November 8, 2015, following the execution of the Merger Agreement, FS Holdco II Ltd. (the “Majority Stockholder”), which holds approximately 80.7% of the Company’s outstanding shares of Company Common Stock, delivered a written consent adopting, authorizing, accepting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No further action by the stockholders of Buyer is required to complete the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.

Opinion of Credit Suisse (page 26 and Annex B)

The Company retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as its financial advisor in connection with the Merger. In connection with Credit Suisse’s engagement, the Board requested that Credit Suisse evaluate the fairness to the holders of Company Common Stock (other than the Majority Stockholder, HRG Group, Inc. (“HRG”) and Buyer and its affiliates, which we refer to collectively as the “excluded persons”), from a financial point of view, of the Merger Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On November 8, 2015, at a meeting of the Board held to evaluate the Merger, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated

November 8, 2015, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.

The full text of Credit Suisse’s written opinion, dated November 8, 2015, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this information statement as Annex B. The description of Credit Suisse’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board for its information in connection with its evaluation of the Merger Consideration from a financial point of view to holders of Company Common Stock (other than the excluded persons) and did not address any other aspect of the Merger, including the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company or the underlying decision of the Company to proceed with the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise.

The Merger Agreement (page 43 and Annex A)

Conditions to Consummation of the Merger (page 43)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Common Stock in favor of the adoption of the Merger Agreement shall have been obtained. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52);

•	this information statement shall have been cleared by the SEC and shall have been sent to stockholders of the Company at least twenty (20) days prior to the closing date;

•	the absence of any applicable law or any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) enacted, issued or enforced by any court or governmental authority and that makes illegal, prevents, prohibits, restrains or enjoins consummation of the Merger; and

•	approvals from the Iowa Insurance Division, the New York Department of Financial Services, the Vermont Department of Financial Regulation, the China Insurance Regulatory Commission (“CIRC”) and the Committee on Foreign Investment in the United States (“CFIUS”) shall have been obtained and shall remain in full force without, in the case of the regulatory and governmental approvals from the Iowa Insurance Division, CIRC and CFIUS, the imposition of a Burdensome Condition by the applicable governmental authority (as defined in the section entitled “The Merger Agreement — “Regulatory Filings; Best Efforts” beginning on page 50 and in the Merger Agreement)).

The obligations of Buyer, Parent and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:

•	the Company’s representations and warranties with regard to corporate power and authority and brokerage and finder’s fees are true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the closing date;

•	the Company’s representations and warranties with regard to certain elements of its capitalization are true and correct at and as of the date of the Merger Agreement and at and as of the closing date (except for de minimis breaches);

•	the Company’s representation and warranty that, since September 30, 2014, no Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 45 and in the Merger Agreement) has occurred is true and correct as of the date of the Merger Agreement and at and as of the closing date;

•	other than the representations and warranties mentioned in the three bullets directly above, all of the Company’s other representations and warranties are true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time; and

•	the Company having delivered to Parent a certificate, signed by an officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:

•	Buyer, Parent and Merger Sub’s representation and warranty with regard to corporate power and authority is true and correct in all material respects as of the date of the Merger Agreement and at and as of the closing date;

•	Buyer, Parent and Merger Sub’s representation and warranty that, during the period from December 31, 2014 through the date of the Merger Agreement, no Buyer Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 45 and in the Merger Agreement) has occurred is true and correct as of the date of the Merger Agreement and at and as of the closing date;

•	other than the representations and warranties mentioned in the two bullets directly above, all of Buyer, Parent and Merger Sub’s other representations and warranties are true and correct (without giving effect to any materiality or Buyer Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect;

•	Buyer, Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time; and

•	Buyer having delivered to the Company a certificate, signed by an officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

Takeover Proposals (page 53)

The Merger Agreement provides that (i) the Company and its directors and officers will not, (ii) the Company’s subsidiaries and its subsidiaries’ directors and officers will not and (iii) the Company will use reasonable best efforts to ensure that its and its subsidiaries’ other representatives will not, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (as defined in the section entitled “The Merger Agreement — Takeover Proposals” beginning on page 53 and in the Merger Agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any Takeover Proposal;

•	enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	publicly propose or agree to do any of the foregoing.

Notwithstanding the foregoing, prior to Parent’s receipt of the Written Consent, in response to a bona fide Takeover Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, if the Board determines that such Takeover Proposal constitutes or is reasonably expected to lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may furnish information to participate in discussions and negotiations with the party making such Takeover Proposal.

If the Board determines at any time prior to Parent’s receipt of Written Consent, after consultation with its financial advisors and outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board may cause or permit the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, subject to certain notice provisions and Parent’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal and subject to the Company’s substantially concurrent payment to Parent of the Company Termination Fee described below.

As a result of the execution and delivery of the Written Consent on November 8, 2015, the requisite stockholder approval has been obtained, the fiduciary out provisions are no longer applicable and the Board has no ability to change its recommendation or to terminate the Merger Agreement pursuant to the fiduciary out provisions of the Merger Agreement, including to accept a superior proposal.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or Buyer may terminate the Merger Agreement is provided in the section entitled “The Merger Agreement — Takeover Proposals” beginning on page 53.

Termination (page 59)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the Company and Parent.

In addition, the Merger Agreement may be terminated by either Parent or the Company if:

•	any governmental authority has issued a final and nonappealable order or there exists any law, in each case, permanently preventing or prohibiting the Merger; or

•	the Merger is not consummated prior to September 8, 2016; provided that if the only conditions not satisfied as of September 8, 2016, are that the Requisite Regulatory Approvals have not been obtained, the outside termination date will automatically be extended by 60 days (the “Outside Termination Date”). This right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date.

The Merger Agreement also may be terminated by Parent if:

•	the Written Consent has not been executed and delivered to Parent within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52);

•	there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy the conditions to Buyer, Parent and Merger Sub’s obligations under the Merger Agreement regarding accuracy of the Company’s representations and warranties and performance and compliance by the Company of its agreements under the Merger Agreement if such failure was continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is sixty (60) days after the date of delivery of such notice of breach and (y) the Outside Termination Date; or

•	(i) the Board makes an Adverse Recommendation Change, (ii) the Board fails to include in the Proxy Statement when mailed, the Company Recommendation, (iii) the Board materially breaches the non-solicitation provisions of the Merger Agreement, (iv) the Board recommends to the Company stockholders that they approve or accept a Superior Proposal, or (v) the Company enters into, or publicly announces its intention to enter into, any Takeover Proposal documentation with respect to a Takeover Proposal.

The Merger Agreement also may be terminated by the Company if:

•	prior to Parent’s receipt of Written Consent, the Board determines (after consultation with its financial advisors and outside counsel) that failure to terminate the agreement with respect to a Superior Proposal would be inconsistent with its fiduciary duties under applicable law (subject to certain notice provisions and Parent’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal and subject to the Company’s substantially concurrent payment to Parent of the Company Termination Fee described below), in order to enter into a definitive agreement regarding a superior proposal. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52); and

•	there has been a breach by Buyer, Parent or Merger Sub of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by Buyer, Parent or Merger Sub to satisfy the conditions to the Company’s obligations under the Merger Agreement regarding accuracy of the representations and warranties of Buyer, Parent and Merger Sub and performance and compliance by Buyer, Parent and Merger Sub of its agreements under the Merger Agreement, if such failure was continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is sixty (60) days after the date of delivery of such notice of breach and (y) the Outside Termination Date.

Termination Fee (page 60)

The Company will pay Parent the Company Termination Fee if the Merger Agreement is terminated:

•	by Parent if the Written Consent has not been executed and delivered within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52);

•	by Parent if, (i) the Board makes an Adverse Recommendation Change, (ii) the Board fails to include in the Proxy Statement when mailed, the Company Recommendation, (iii) the Board materially breaches its obligations with respect to the non-solicitation provisions of the Merger Agreement, (iv) the Board recommends to the Company stockholders that they approve or accept a Superior Proposal or (v) the Board enters into or publicly announces its intention to enter into, any Takeover Documentation with respect to a Takeover Proposal;

•	by the Company to enter into a definitive binding agreement with respect to a Superior Proposal. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52);

•	by Parent or the Company, if at the Company Stockholders Meeting, the Company Required Vote is not obtained. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52);

•	by Parent or the Company, if the Merger is not consummated prior to the Outside Termination Date, provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

•	by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy the conditions to Buyer, Parent and Merger Sub’s obligations under the Merger Agreement regarding accuracy of the Company’s representations and warranties and performance and compliance by the Company of its agreements under the Merger Agreement, if such failure was continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is sixty (60) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date;

and with respect to the preceding three bullets (i) at any time after the date of execution of the Merger Agreement and prior to such termination, a Takeover Proposal shall have been publicly announced or publicly made known to the Board or the stockholders of the Company, and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement to consummate such Takeover Proposal and thereafter consummates such Takeover Proposal.

For a more detailed discussion of the Company Termination Fee, see section entitled “The Merger — Termination Fee and Expenses” beginning on page 60.

Interests of Our Directors and Executive Officers in the Merger (page 33)

You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests are described in more detail in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement. These interests may include the following, among others:

•	The accelerated vesting, cancellation and cash-out of outstanding equity and equity-based awards.

•	The entitlement of the executive officers to receive enhanced severance benefits under their respective employment agreements or the Company’s severance plan upon a qualifying termination of employment occurring during a specified period before or following the completion of the Merger.

•	The entitlement of certain of the executive officers to receive cash retention awards in an amount equal to the executive officer’s base salary, payable on the first anniversary of the completion of the Merger or an earlier qualifying termination of employment.

•	The entitlement of certain of the executive officers to receive a cash discretionary success bonus payment.

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

Treatment of Equity and Equity-Based Awards (page 55)

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The Merger Agreement, as subsequently modified in respect of certain Company performance-based restricted stock unit awards relating to shares of Company Common Stock (“Company PRSUs”), provides that, at the Effective Time:

•	Each option to purchase shares of Company Common Stock (a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount, if any, in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $26.80 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	Each Company PRSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the actual number of shares of Company Common Stock underlying such Company PRSUs based on the actual levels of performance for fiscal 2014 (124.6% of target) and fiscal 2015 (109% of target) and the target level of performance for fiscal 2016 multiplied by (ii) $26.80, without interest and less applicable taxes.

•	Each time-based restricted stock award of the Company (a “Company Restricted Stock Right”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock underlying such Company Restricted Stock Right multiplied by (ii) $26.80, without interest and less applicable taxes.

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by Fidelity & Guaranty Life Holdings, Inc.

The Merger Agreement provides that, at the Effective Time:

•	Each option to purchase shares of Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) common stock (a “Subsidiary Stock Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of FGLH common stock underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $152.44 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	Each time-based restricted stock unit award relating to FGLH common stock (a “Subsidiary RSU”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of FGLH common stock underlying such Subsidiary RSU multiplied by (ii) $152.44, without interest and less applicable taxes.

•	Each dividend equivalent award relating to FGLH common stock (a “Subsidiary Dividend Equivalent”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

U.S. Federal Income Tax Consequences of the Merger (page 40)

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Company Common Stock generally will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of common stock. See section entitled “U.S. Federal Income Tax Consequences of the Merger” for further details. You should consult your own tax advisor about the particular tax consequences of exchanging your shares of Company Common Stock for cash pursuant to the Merger.

Regulatory Approvals (page 41)

The insurance laws and regulations of the states of Iowa, New York and Vermont where the insurance company subsidiaries of the Company are domiciled, require that, prior to the acquisition of control of an insurance company domiciled in those jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions. We understand that the insurance laws and regulations of The People’s Republic of China require Buyer to file prior notification with and to obtain prior approval of CIRC in connection with the Merger. In addition, Buyer and the Company have also made a voluntary filing with CFIUS in accordance with the Defense Production Act of 1950, as amended, and regulations thereunder (the “DPA”). Filings with respect to the foregoing regulatory approvals have been made. On November 25, 2015, the requisite approval for the Merger was obtained from the Vermont Department of Financial Regulation. On March 14, 2016, CFIUS concluded action on the Merger, having determined that there were no unresolved national security concerns with respect to the Merger.

Should the Iowa Insurance Division, the New York Department of Financial Services and CIRC or any other governmental authority raise objections to the Merger, the Company and Buyer have agreed to use reasonable best efforts to resolve such objections, but Buyer, Parent and Merger Sub (in the case of the Iowa Insurance Division and CIRC) will not be required to take any action that would result in a Burdensome Condition (as defined in the section entitled “The Merger — Regulatory Approvals” beginning on page 41 and in the Merger Agreement). This Burdensome Condition exception does not apply to the regulatory approvals from the New York Department of Financial Services.

Procedures for Receiving the Merger Consideration (page 45)

Shortly after the Effective Time, a paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and less any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Specific Performance (page 62)

The parties to the Merger Agreement are entitled to injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court in the state of Delaware or any federal court sitting in the state of Delaware.

Appraisal Rights (page 64 and Annex C)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders (other than the Majority Stockholder) have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of Company Common Stock. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $26.80 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to April 21, 2016, which is the date that is the 20th day following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. If you validly exercise (and do not withdraw or fail to perfect) appraisal rights, the ultimate amount that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration that you would have received under the Merger Agreement. For a summary of these procedures, see section entitled “Appraisal Rights” beginning on page 64. The foregoing and the summary of Section 262 of the DGCL set forth in this information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL. You are encouraged to read the entirety of the Section 262 of the DGCL, a copy of which is attached to the accompanying information statement as Annex C.

Market Price of Our Stock (page 63)

Company Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “FGL”. The closing sale price of Company Common Stock on the NYSE on November 6, 2015, which was the last trading day before we announced the Merger, was $26.22. On March 28, 2016, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $26.31.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 69.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Buyer pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly-owned, indirect subsidiary of Buyer.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will receive $26.80 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $2,680 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the second quarter of calendar year 2016, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be quoted on the New York Stock Exchange.

Q:	Why am I not being asked to vote on the Merger?

A:	Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on November 8, 2015, when the Written Consent was delivered by the Majority Stockholder, which is a wholly-owned subsidiary of HRG, and which owned approximately 80.7% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this Information Statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Board approve and recommend the Merger Agreement?

A:	Yes. The Board:

(a)	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated thereby;

(b)	approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

(c)	resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of Company Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement.

Q:	What happens if I sell or otherwise transfer my shares before completion of the Merger?

A:	If you sell or otherwise transfer your shares of Company Common Stock, you will have transferred to the person that acquires your shares of Company Common Stock the right to receive the Merger Consideration to be received in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my Company Common Stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions by a Paying Agent after completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. Please do NOT return your Company Common Stock certificate(s) to the Company.

Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and less any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Buyer, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 58.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in the section entitled “Appraisal Rights” beginning on page 64.

Q:	What are the U.S. federal income tax consequences of exchanging my shares of Company Common Stock for cash pursuant to the Merger?

A:	Your exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that exchanges shares of Company Common Stock for cash pursuant to the Merger will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of common stock exchanged therefor. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your shares of Company Common Stock for cash pursuant to the Merger in light of your own particular circumstances. See section entitled “U.S. Federal Income Tax Consequences of the Merger” for more information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of Company stockholders generally?

A:	You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 69.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (515) 330-3307. If your broker holds your shares of Company Common Stock, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This information statement contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements relating to the Merger. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s and Buyer’s control. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements and, therefore, you should not place undue reliance on any such statements. These statements are based on the beliefs and assumptions of the Company’s management and the management of the Company’s subsidiaries. Generally, forward-looking statements include information concerning current expectations, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. No forward-looking statement can be guaranteed. Factors that could cause actual results, events and developments to differ include, without limitation:

•	the inability to complete the Merger due to the failure to satisfy the conditions to the Merger or to complete the Merger during any specific timeframe;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Company Termination Fee to Parent;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that may be instituted against the Company or Buyer and others following announcement of the Merger Agreement;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended September 30, 2015. See section entitled “Where You Can Find More Information” beginning on page 69.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither the Company nor any of its affiliates undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, Iowa 50309

The Company, incorporated in the state of Delaware, is an insurance holding company that helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. The Company is headquartered in Des Moines, Iowa and trades on the New York Stock Exchange under the ticker symbol FGL. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 69.

Buyer

Anbang Insurance Group Co., Ltd.

Anbang Financial Center

No. 6 Jianguomen Wai Avenue

Beijing, P.R. China, 100022

Buyer and its subsidiaries constitute a leading comprehensive insurance group in China, with more than $140 billion in total assets. Buyer is headquartered in Beijing, China. Buyer’s comprehensive range of financial and insurance services and products include life insurance, pensions, health insurance, property and casualty insurance, insurance sales and brokerage services, banking, financial leasing and asset management.

Parent

AB Infinity Holding, Inc.

c/o Anbang Insurance Group Co., Ltd.

Anbang Financial Center

No. 6 Jianguomen Wai Avenue

Beijing, P.R. China, 100022

Parent is a corporation incorporated under the laws of Delaware and is an indirect, wholly-owned subsidiary of Buyer. Parent was formed specifically for the purpose of serving as the intended holding company for the Company at the completion of the Merger and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub

AB Merger Sub, Inc.

c/o Anbang Insurance Group Co., Ltd.

Anbang Financial Center

No. 6 Jianguomen Wai Avenue

Beijing, P.R. China, 100022

Merger Sub is a corporation incorporated under the laws of Delaware and is a direct, wholly-owned subsidiary of Parent. Merger Sub was formed specifically for the purpose of completing the Merger with the Company and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

The Board and senior management of the Company periodically review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of the Company’s regular process of reviewing its long-term strategic plan, the Board and senior management from time to time consider strategic opportunities that may be available to the Company, including possible acquisitions, divestitures and other business combination transactions.

On April 2, 2015, the Board held a meeting at which it discussed HRG’s plans for its investment in the Company and exploration of strategic alternatives.

On April 6, 2015, HRG announced in a press release that it was exploring strategic alternatives for the Company, including a potential sale of the Company, or of all or part of HRG’s 80.6% interest in the Company.

On April 24, 2015, the Board held a meeting by teleconference at which the Board resolved to engage Credit Suisse and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its financial and legal advisors, respectively, in connection with a review of strategic alternatives, including a potential sale of the Company. The Board retained Credit Suisse as its financial advisor because of, among other things, Credit Suisse’s familiarity and experience in the insurance industry and its experience in advising companies in similar circumstances. The Board retained Skadden as its legal advisor because of, among other things, Skadden’s familiarity and experience in the insurance industry and its experience in advising companies in similar circumstances.

On April 30, 2015, the Board held an in-person meeting. Also in attendance at the meeting were representatives of the Company’s senior management, Credit Suisse, Jefferies LLC (“Jefferies”) and Skadden. A representative of Skadden presented to the Board on a variety of matters, including the considerations relative to the sale of a U.S. insurance holding company and the fiduciary duties of the Company’s Board under Delaware law in connection with a possible acquisition involving the Company. The Board, following the recommendation of its affiliate transaction committee, resolved, based on the past experience, due diligence and reputation, to engage Jefferies as an additional financial advisor in connection a review of strategic alternatives. The Board retained Jefferies as its financial advisor because of, among other things, Jefferies’ familiarity and experience in the insurance industry and its experience in advising companies in similar circumstances. The recommendation of the affiliate transaction committee of the Board was sought because Jefferies is wholly owned by Leucadia National Corporation, which owns approximately 23% of the common stock of HRG.

On May 5, 2015, at the direction of the Board, Credit Suisse and Jefferies, initiated contact with 49 potential bidders (25 strategic bidders and 24 financial sponsors), of which 41 requested confidentiality agreements, and 30 of whom executed a confidentiality agreement and subsequently received an information packet including, among other things, management’s financial projections.

On June 1, 2015, at the direction of the Company, Credit Suisse and Jefferies distributed a process letter to potentially interested parties requesting that initial written indications of interest be submitted to Credit Suisse and Jefferies by June 15, 2015.

On or about June 15, 2015, the Company received written indications of interest from ten bidders (six strategic bidders and four financial sponsors) as follows: Buyer, proposing a price of $28.00 per share in cash; Bidder A, proposing a price range of $25.00 – 26.00 per share in cash with flexibility to consider stock-for-stock; Bidder B, proposing a price of $26.00 per share in cash; Bidder C, proposing a price range of $24.00 – 27.00 per share in cash; Bidder D, proposing $25.00 per share in cash; Bidder E, proposing an implied price range of $22.15 – 25.55 per share in a mix of equity and cash to be determined; Bidder F, proposing a price of $25.54 per share in cash; Bidder G, proposing a price of $25.00 per share in cash; Bidder H, proposing an implied price of $25.49 per share in cash; and Bidder I, proposing a price range of $25.00 – 26.50 per share in cash.

On June 19, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. Prior to the meeting, a presentation prepared by Credit Suisse and Jefferies setting forth a summary of the process and the written indications of interest were distributed to the Board. At the meeting, the Board reviewed with the Company’s advisors the status of the sales process and the written indications of interest received from the bidders. After discussion, based upon the written indications of interest received from all bidders, the Board directed Credit Suisse to invite eight of the ten bidders who had submitted written indications of interest (all bidders other than Bidder D and Bidder G) to continue to the next round of the process and receive access to a virtual data room.

From June 30, 2015 to July 7, 2015, members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden held management presentations, with Buyer, Bidder A, Bidder B, Bidder C, Bidder E, Bidder F and Bidder H. Topics covered in the management presentations included, among other things, industry overviews, growth strategies, commercial overviews and financial information relating to the Company.

On July 9, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse and Skadden. Prior to the meeting, a presentation prepared by Credit Suisse and Jefferies setting forth a summary of the process and a proposed timeline was distributed to the Board. At the meeting, the Board was informed that management presentations had been made during in-person meetings with each of the bidders and was updated as to the discussions taking place at such meetings. Representatives of Credit Suisse and Skadden reviewed with the Board a proposed timeline for the next steps of the process.

Between July 9 and July 15, 2015, each of Bidder E, Bidder H and Bidder I withdrew from the process.

On July 16, 2015, at the direction of the Company and consistent with the prior recommendation of the Board at the June 19, 2015 meeting, Credit Suisse and Jefferies distributed a process letter, draft merger agreement and disclosure letter to the draft merger agreement to the five interested parties that the Company had advanced to the next round and remained in the process.

On July 24, 2015, Bidder F withdrew from the process.

On July 30, 2015, Bidder A and Bidder C each submitted a mark-up of the draft merger agreement and a representative of Buyer contacted a representative of Credit Suisse to indicate that Buyer’s mark-up would be submitted on July 31, 2015.

On July 31, 2015, the Board held an in-person meeting. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. Prior to the meeting, a comparative summary of the mark-ups of the merger agreement submitted by Bidder A and Bidder C prepared by Skadden and a presentation prepared by Credit Suisse that included, among other things, (i) a summary and overview of the process conducted to date, including summaries of the bidder’s due diligence review, including, among other things, due diligence calls and question and answer activity; (ii) an overall process timeline; and (iii) an overview presentation regarding Buyer, including, among other things, a summary of Buyer’s recent acquisition transactions, its recent operating performance and its shareholder base, was distributed to the Board. At the meeting, the Board discussed with representatives of Credit Suisse and Jefferies the process conducted to date, including information on active bidders, the process timeline, summary of bidder due diligence activity and an overview of Buyer. The Board discussed with representatives of Skadden the mark-ups to the merger agreement provided by Bidder A and Bidder C.

On July 31, 2015, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), legal advisor to Buyer, submitted a mark-up of the draft merger agreement to Skadden on behalf of Buyer.

On August 4, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse and Skadden. Prior to the meeting a comparative summary of the mark-ups of the merger agreement submitted by Bidder A, Bidder C and Buyer prepared by Skadden was distributed to the Board. At the meeting, a representative of Skadden reviewed with the Board the Buyer’s mark-up, as well as a comparison of the mark-up to the mark-ups received from Bidder A and Bidder C. The Board provided feedback to Skadden on the mark-ups that had been received.

On August 6, 2015, representatives of Skadden separately communicated with representatives of each of Simpson Thacher, Bidder A’s counsel and Bidder C’s counsel to identify certain issues in their respective mark-ups.

On August 14, 2015, Bidder C withdrew from the process.

On August 14, 2015, the Company received a written proposal from Bidder B offering to acquire only a portion of the assets of the Company. Bidder B proposed to pay an aggregate consideration of $490.7 million for such portion of the assets of the Company, payable in cash at closing without a financing contingency.

On August 14, 2015, the Company received an updated written proposal from Bidder A offering a per share price below the then-current trading price of the Company’s shares.

On August 14, 2015, the Company received a revised mark-up of the merger agreement and an updated written proposal from Buyer offering $28.00 per share.

On August 17, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. Prior to the meeting, the following materials were distributed to the Board: a summary prepared by Skadden of each of the merger agreement mark-ups submitted by Buyer and Bidder A, as well as the written proposal from Bidder B regarding its proposed acquisition of certain assets of the Company; and a presentation prepared Credit Suisse regarding (i) a summary of the process to date, including which participants had withdrawn from the process, (ii) the bids received from Buyer, Bidder A and Bidder B, (iii) an overview of key terms of the Buyer merger agreement, and (iv) preliminary financial information and analyses regarding the Company and a potential transaction at various per share prices. At the meeting, a representative of Skadden discussed with the Board the mark-ups received from Buyer and Bidder A and the written proposal from Bidder B regarding its bid to purchase a portion of the Company’s assets. Representatives of Credit Suisse reviewed with the Board the materials prepared by it, including the preliminary financial information and analyses regarding the Company and a potential transaction at various per share prices. After a review of the terms of the proposed transactions by Buyer, Bidder A and Bidder B, the Board instructed Credit Suisse, Jefferies and Skadden to focus on, and continue discussions with, Buyer.

On August 19, 2015, representatives of Credit Suisse spoke with representatives of Evercore Group L.L.C. (“Evercore”), financial advisor to Buyer, and representatives of Skadden spoke with representatives of Simpson Thacher and Debevoise & Plimpton LLP (“Debevoise”), legal advisors to Buyer, to discuss, among others: the Company’s information requests relating to Buyer; Buyer’s proposed requirement that HRG provide a stockholder written consent approving the merger, which coupled with provisions of the merger agreement, would not permit the Company to terminate the merger agreement in favor of a superior proposal; and Buyer’s revisions to the regulatory sections of the merger agreement, including the efforts required to be made by Buyer to obtain regulatory approval for a transaction and the actions that Buyer would not be required to take in order to obtain regulatory approval.

On August 20, 2015, Skadden, shared with Simpson Thacher and Debevoise a revised draft of selected sections of the draft merger agreement relating to regulatory and closing conditions.

On August 21, 2015, representatives of Evercore contacted representatives of Credit Suisse to acknowledge receipt of the selected sections of the draft merger agreement and inquired as to next steps and the possibility of the Company and Buyer entering into an exclusivity agreement. At the direction of the Company, representatives of Credit Suisse indicated that discussion regarding exclusivity was premature and requested that Buyer respond to the Company’s outstanding information requests. Later that day, representatives of Evercore and Credit Suisse discussed information requests relating to Buyer and regulatory matters.

On August 22, 2015, representatives of Evercore contacted representatives of Credit Suisse and stated that there were a number of open issues in Company’s mark-up of the selected regulatory and closing conditions sections of the draft merger agreement. Representatives of Credit Suisse inquired about the Company’s outstanding information requests relating to Buyer, and representatives of Evercore indicated that progress was forthcoming.

On August 24, 2015, principals from the Company and Buyer met to discuss issues relating to regulatory matters, closing conditions and information requests relating to Buyer. These issues included, among others: Buyer’s access to cash on hand and its accessibility from the time of signing through closing; source of funding and mechanics for the funding of the transaction; Buyer’s proposal that HRG provide a written stockholder consent within 24 hours of signing the agreement; and the Company’s counter proposal that the stockholder written consent would take effect 30 days following the delivery thereof and, during such 30-day period, the Company would be prohibited from soliciting any competing transactions, but would be permitted to respond to unsolicited proposals and to terminate the merger agreement in favor of a superior proposal.

On August 25, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. At the meeting, the Board discussed, among other things, the status of the sales process, the Company’s meeting with Buyer and potential next steps.

On August 27, 2015, Skadden circulated to Simpson Thacher, a revised draft of the merger agreement.

On August 28, 2015, Simpson Thacher and Debevoise circulated a mark-up of selected provisions of the merger agreement received from Skadden on August 20, 2015. Representatives of Evercore stated to representatives of Credit Suisse that Buyer would not be amenable to the Company’s proposal for the stockholder written consent to take effect 30 days following delivery thereof and would require such stockholder written consent to be effective upon delivery.

On August 29, 2015, principals from the Company and Buyer met in New York for further discussions. The parties were not in agreement on a number of issues including, among other things, the approach with respect to obtaining regulatory approvals and the issue regarding the Company’s proposal for the stockholder written consent to take effect 30 days following delivery thereof.

On August 30, 2015, the Company and its advisors met with Buyer and its advisors for further discussions in New York. Issues discussed at the meeting included, among other things, Buyer’s source of funding and mechanics for the funding of the transaction, regulatory matters and amendment of the Company’s existing credit agreement to provide for funds that would be sufficient to make any payments required to be made by the Company if all of the notes under the Company’s existing indenture were tendered in connection with the transaction. Following the discussion, the parties agreed that financial advisors of both parties would discuss funding in greater detail. The parties also agreed on the core principles regarding the regulatory sections of the merger agreement, including the use of the “burdensome condition” exception.

On August 31, 2015, Simpson Thacher and Skadden conducted a call to review a number of open issues in the merger agreement.

On September 3, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. At the meeting, the Board discussed, among other things, the status of the sales process, the meeting with Buyer and its advisors on August 30, 2015 and next steps.

On September 3, 2015, Skadden circulated to Simpson Thacher, a revised draft of the merger agreement.

On September 7, 2015, representatives of Investment Bank B (“Bank B”) contacted representatives of Credit Suisse to state that Bidder B wanted to partner with Bidder A to make a joint proposal to acquire the Company. Representatives of Bidder A separately contacted representatives of Credit Suisse on September 7, 2015, to state that Bidder A wanted to partner with Bidder B. Representatives of Credit Suisse relayed these communications to the Company.

On September 10, 2015, representatives of Bidder A sent a letter to Credit Suisse and Jefferies with a combined offer in partnership with another bidder for the Company at a price range below the then-current trading price of the Company’s shares. In response to this letter, after discussions with members of the Board, the Company requested Bidder A and Bidder B to continue to develop and improve their joint proposal.

On September 10, 2015, Buyer sent an issues list to the Company regarding the latest draft of the merger agreement. That evening, Skadden circulated to Buyer and its advisors the Company’s response to the issues list.

On September 16, 2015, Simpson Thacher circulated a revised draft of the merger agreement to Skadden.

On September 18, 2015, representatives from Buyer, the Company, HRG, Evercore, Credit Suisse, Jefferies, Skadden, Simpson Thacher and Debevoise met to discuss open issues on the merger agreement.

On September 19, 2015, Skadden circulated to Simpson Thacher, a revised draft of the merger agreement reflecting the resolution of agreed upon issues and issues that remained open.

On September 22, 2015, principals from the Company and Buyer met to discuss open issues on the draft merger agreement.

On September 23, 2015, Simpson Thacher circulated a revised draft of the merger agreement to Skadden.

On September 24, 2015, Skadden circulated a list of open issues to the legal and financial advisors of the Company and Buyer for discussion.

On September 25, 2015, representatives of Skadden, Simpson Thacher, Debevoise, Credit Suisse, Jefferies and Evercore held a call to discuss the open issues on the issues lists previously circulated by Skadden. Later that day, Skadden circulated an annotated list of open issues to be discussed by the legal and financial advisors.

On September 26, 2015, representatives of Skadden, Simpson Thacher, Debevoise, Credit Suisse, Jefferies and Evercore held a call to discuss the annotated issues list previously circulated by Skadden.

On September 29, 2015, representatives of Buyer, Evercore, Simpson Thacher and Debevoise met with and representatives of the Company, HRG, Skadden, Credit Suisse and Jefferies to discuss the annotated issues list that was previously circulated and resolved certain of the open issues.

On September 29, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. The Board was provided an update on the status of discussions with Buyer and discussed the joint proposal from Bidder A and Bidder B. The Board discussed next steps with respect to discussions with Buyer and Bidder A and Bidder B.

On October 3, 2015, principals from the Company and Buyer discussed recent news articles speculating about the transaction and also discussed other open issues in the merger agreement.

On October 4, 2015, Simpson Thacher circulated a revised merger agreement to Skadden. Later that day, Skadden circulated a revised merger agreement to Simpson Thacher.

On October 6, 2015, Simpson Thacher circulated a revised merger agreement to Skadden. Later that day, after reviewing and discussing Buyer’s changes to the merger agreement with the Company, Skadden contacted Simpson Thacher to inform them that Buyer’s changes to the merger agreement were acceptable.

On October 7, 2015, Evercore circulated some of the remaining information requested by the Company.

On October 9, 2015, Debevoise circulated to Skadden drafts of the Iowa Form A and the New York Section 1506 filing. Debevoise also included a draft exclusivity agreement to be executed by Buyer and the Company, and asked that comments be provided as soon as possible.

On October 10, 2015, Skadden circulated a revised draft of the exclusivity agreement to Simpson Thacher and Debevoise.

On October 11, 2015, representatives of Skadden and Debevoise held calls to discuss Buyer’s draft Form A application and the draft presentation for the meeting with the Iowa Insurance Division.

On October 12, 2015, representatives of Credit Suisse and Evercore held a call to discuss outstanding issues, the remaining information for the Form A application and outreach to insurance regulators. The parties also discussed the exclusivity agreement; however, the parties ultimately did not enter into an exclusivity agreement.

On October 13, 2015, representatives of Bank B and Investment Bank C (“Bank C”) submitted a letter to Credit Suisse on behalf of Bidder A and Bidder B. The letter indicated that the Bidder A and Bidder B were preparing to submit a joint proposal to acquire the Company and requested certain outstanding diligence matters.

On October 13, 2015, Credit Suisse circulated to Evercore a list of questions related to Buyer.

On October 20, 2015, representatives of the Company, HRG, Skadden, Buyer, Evercore and Debevoise met with officials at the Iowa Insurance Division. The meeting featured a presentation on Buyer, the material terms of the transaction, Buyer’s plans for the Company and a listing of other regulatory approvals needed for the completion of the acquisition of the Company.

On October 25, 2015, Bidder A and Bidder B submitted to Credit Suisse and Jefferies a proposal to acquire all of the outstanding shares of the Company below the then-current trading price and drafts of transaction documents. Pursuant to the proposal, Bidder A and Bidder B would each acquire certain assets of the Company.

On October 26, 2015, representatives of the Company, HRG, Skadden, Buyer and Debevoise met with officials from the New York Department of Financial Services. The meeting featured a presentation on Buyer, the material terms of the transaction, Buyer’s plans for the Company and a listing of other regulatory approvals needed for the completion of the acquisition of the Company.

On October 27, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse, Jefferies and Skadden. The Board was provided a status update on proposed transaction, which included an overview of the meetings with the Iowa Insurance Division and the New York Department of Financial Services. The Board then discussed the October 25, 2015 proposal from Bidder A and Bidder B. The Board instructed representatives of Credit Suisse, Jefferies and Skadden to continue to engage with Buyer, Bidder A and Bidder B.

On October 30, 2015, Skadden circulated to Law Firm A, legal advisor to Bidder A and Bidder B (“Law Firm A”), an issues list presented by the transaction documents received from Bidder A and Bidder B on

October 25, 2015. Later that day, representatives of Skadden, Law Firm A, Credit Suisse, Jefferies, Bank B and Bank C held a call to discuss the issues list.

On November 1, 2015, a representative of Buyer contacted the Company and proposed to reduce the aggregate purchase price by approximately $70 million to reflect the final outcome of Buyer’s due diligence review. A reduction of approximately $70 million from the purchase price would result in an offer of approximately $26.82 per share. Buyer’s revised offer was not accepted.

On November 2, 2015, a principal at the Company communicated to Buyer that he would be willing to discuss with the Board an offer of $27.00 per share, which was a higher price than the price communicated by Buyer on November 1, 2015. Buyer did not accept the Company’s proposal and stated that its offer, after taking into account a reduction of approximately $70 million from the purchase price, was $26.80 per share.

On November 3, 2015, the Board held an in-person meeting. Also in attendance were representatives of the Company’s senior management, HRG, Credit Suisse, Jefferies and Skadden. Prior to the meeting, the following materials were distributed to the Board: a summary of the then-current version of the Buyer merger agreement prepared by Skadden; a copy of the then-current version of the Buyer merger agreement; a presentation prepared by Skadden regarding the fiduciary duties of the Board under Delaware law in connection with a possible acquisition involving the Company; and preliminary financial information and analyses from Credit Suisse regarding the Company and a potential transaction at a per share price of $26.82 (reflecting the approximately $70 million reduction to the aggregate purchase price previously proposed by Buyer) and $27.00 (the per share purchase price last proposed by the Company). At the meeting, the Board was updated regarding the proposed transaction and the status of the Buyer and the joint Bidder A and Bidder B bids. A representative of Skadden discussed with the Board the fiduciary duties of the Board under Delaware law in connection with a possible acquisition involving the Company. Representatives of Credit Suisse reviewed its financial analyses of Buyer’s proposal to acquire the Company, assuming purchase prices of $26.82 and $27.00 per share. Representatives of Jefferies indicated that they were supportive of the analysis performed by Credit Suisse. In addition, representatives of Skadden gave a summary of the material terms of the merger agreement that has been substantially negotiated with Buyer. The Board considered the bids presented by Buyer and Bidder A and Bidder B, including the prices offered by such bidders throughout the process, as well as other terms and conditions of the proposed offers and the relative complexity of the respective structures proposed by each such bidder. In light of such considerations, the Board concluded that $26.80 (reflecting the most recent purchase price proposed by Buyer) was a fair price and the best price reasonably available and, accordingly, would be an acceptable offer.

On November 3, 2015, principals from the Company and Buyer held a call to discuss the status of the transaction. During the call, the Buyer indicated that it was firm on its offer of $26.80 and that there were no other outstanding issues and that Buyer was committed to a schedule to announce the transaction before markets open on Monday, November 9, 2015.

On November 3, 2015, representatives of Credit Suisse, Jefferies, Bank B and Bank C held a call to discuss the current proposal from Bidder A and Bidder B to acquire the Company. Later that day, Credit Suisse and Jefferies received a revised written proposal from Bidder A and Bidder B to acquire the Company for a price below the then-current trading price.

On November 4, 2015, a principal at the Company emailed Buyer and indicated that the Board had accepted Buyer’s offer of $26.80 per share subject to finalization of the transaction documents and completion of remaining due diligence.

On November 4, 2015, Debevoise circulated to Skadden, Buyer’s responses to the questions from the Company remaining information requests.

On November 4, 2015, representatives of Bidder A, Bidder B, the Company, HRG, Skadden, Law Firm A, Credit Suisse, Jefferies, Bank B and Bank C held a meeting Skadden’s offices in New York to discuss issues regarding the proposal put forth by Bidder A and Bidder B and the relating transaction documents. At the meeting, a representative of the Company indicated that the price being offered by Bidder A and Bidder B was not attractive. Representatives of Bidder A and Bidder B indicated that they may be able to further raise their price depending on the outcome of their diligence and negotiation of the transaction documents. The parties then discussed their respective positions on numerous other issues.

On November 7, 2015, the Company and Buyer held a call to discuss outstanding issues, including certain changes to the merger agreement requested by Buyer. Later that day, Simpson Thacher circulated a revised merger agreement to Skadden.

On November 8, 2015, the Board held a meeting via teleconference. Also in attendance were representatives of the Company’s senior management, Credit Suisse and Skadden. Skadden made a presentation to the Board that, among other topics, included a discussion of the Board’s fiduciary duties. Skadden’s representative reviewed with the Board the legal terms of the merger agreement submitted by Bidder A and Bidder B. Representatives of Credit Suisse reviewed and discussed with the Board financial information and analyses with respect to the proposals from Buyer and Bidder A and Bidder B. The Board discussed the potential merger with Buyer, as well as the joint proposal from Bidder A and Bidder B. In light of (i) the higher value offered by Buyer, (ii) the less complex transaction structure proposed by Buyer compared to the structure of the joint proposal from Bidder A and Bidder B, including the regulatory implications and (iii) Buyer being further along in the process, including having finalized negotiations of a merger agreement and completed due diligence, the Board determined that pursuing the proposed merger with Buyer represented a greater likelihood of maximizing shareholder value than continuing discussions regarding the joint proposal from Bidder A and Bidder B.

At that point in the meeting, at the request of the Board, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated November 8, 2015 to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders, as described in the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 26.

On November 8, 2015, the Company and Buyer executed the merger agreement, and shortly thereafter FS Holdco II Ltd., a wholly-owned subsidiary of HRG and the direct holder of HRG’s 80.7% ownership interest in the Company, delivered the Written Consent. On November 9, 2015, the Company and Buyer issued a joint press release announcing the transaction and the Company filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and attaching a copy of the definitive merger agreement as an exhibit.

Reasons for the Merger

In the course of the Board making the determinations described above in the section entitled “The Merger — Background of the Merger” beginning on page 17, the Board consulted with management of the Company, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the fact that the price proposed by Buyer reflected extensive negotiations between the parties and their respective advisors, and represented the highest price that the Company received for the shares of Company Common Stock after a broad competitive solicitation of interest and a press release issued by the HRG stating that it was exploring strategic alternatives for the Company, including a potential sale of the Company, or of all or part of its ownership interest in the Company;

•	the fact that the Board sought offers to purchase from a broad group of potential bidders, including financial sponsors and strategic bidders, 30 of whom entered into confidentiality agreements with the Company and received information related to the Company, and of all such bidders, Buyer’s offer of $26.80 was higher than any other bidder’s firm offer;

•	the fact that the Merger Consideration of $26.80 per share to be received by the Company stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to HRG’s announcement that it would explore strategic alternatives for the Company, including the fact that the Merger Consideration of $26.80 represented a premium of approximately:

•	28.9% over the closing price of shares of Company Common Stock as of April 5, 2015, the last trading day before HRG announced it was exploring strategic alternatives for the Company, including a potential sale of the Company, or of all or part of its ownership interest in the Company; and

•	2.2% over the closing price of shares of Company Common Stock on November 6, 2015, the last trading day before the announcement of the execution of the Merger Agreement.

•	the fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the Company’s stockholders;

•	the Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the Company’s future financial plan and prospects;

•	the prospective risks to the Company as an independent public company, including the risks and uncertainties identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015;

•	the support of the Majority Stockholder for the Merger, which held approximately 80.7% of the aggregate outstanding shares of Company Common Stock as of November 8, 2015 and will be receiving the same form and amount of Merger Consideration for its shares of Company Common Stock as all other stockholders;

•	the financial analyses presented by Credit Suisse, including Credit Suisse’s opinion to the effect that, as of November 8, 2015, and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, dated the same date, the consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders (see section entitled “The Merger — Opinion of Credit Suisse” beginning on page 26);

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Buyer’s obligation to consummate the Merger;

•	the Merger not being subject to a financing condition; and

•	the ability of the Company to seek specific performance in the event that Buyer, Parent or Merger Sub breaches the Merger Agreement;

•	the fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations;

•	the fact that the Company conducted regulatory due diligence in connection with the regulatory approvals that would be required for the Merger, including that representatives of the Company and Buyer met with officials at both of the Iowa Insurance Division and the New York Department of Financial Services prior to public announcement of the Merger; and

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see section entitled “Appraisal Rights” beginning on page 64 and Annex C).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•	the fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock;

•	the risk that the Merger might not be completed;

•	the fact that the Merger Consideration consists of cash and will therefore be taxable to the Company stockholders for U.S. federal income tax purposes;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a Takeover Proposal;

•	the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 58;

•	the possibility of disruption to the Company’s business that could result from the announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

•	the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Buyer, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

During its consideration of the transaction with Buyer, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend, adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, Credit Suisse, Jefferies and Skadden, as financial and legal advisors respectively, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14.

Opinion of Credit Suisse

The Company retained Credit Suisse to act as its financial advisor in connection with the Merger. In connection with Credit Suisse’s engagement, the Board requested that Credit Suisse evaluate the fairness to the holders of Company Common Stock (other than the excluded persons), from a financial point of view, of the Merger Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On November 8, 2015, at a meeting of the Board held to evaluate the Merger, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated November 8, 2015, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.

The full text of Credit Suisse’s written opinion, dated November 8, 2015, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this information statement as Annex B. The description of Credit Suisse’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board for its information in connection with its evaluation of the Merger Consideration from a financial point of view to holders of Company Common Stock (other than the excluded persons) and did not address any other aspect of the Merger, including the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company or the underlying decision of the Company to proceed with the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed the execution version of the Merger Agreement dated November 8, 2015 and certain publicly available business and financial information relating to the Company. Credit Suisse also reviewed certain other information relating to the Company, including (i) financial projections prepared and provided to Credit Suisse by the management of the Company with respect to the future financial performance of the Company (the “Management Projections”, see the section entitled “The Merger — Certain Company Forecasts”) and (ii) the actuarial appraisals prepared by a third party firm retained by the Company (the “Third Party Appraisals”), and met with the management of the Company to discuss the business and prospects of the Company. Credit Suisse also considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses it deemed similar to those of the Company, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the Management Projections, the management of the Company advised Credit Suisse, and Credit Suisse assumed, that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals other than the Third Party Appraisals. With respect to the Third Party Appraisals, Credit Suisse is not an actuary and, accordingly, Credit Suisse’s services did not include any actuarial determinations or evaluations by Credit Suisse or an attempt by Credit Suisse to evaluate actuarial assumptions. Credit Suisse expressed no opinion as to any matters relating to the reserves of the Company, including, without limitation, the adequacy of such reserves, and

Credit Suisse assumed, with the Company’s consent and without independent verification, that such reserves were appropriate. With respect to the future statutory profits from new and in-force business of the Company, Credit Suisse also assumed, with the Company’s consent and without independent verification, that such actuarial evaluations were appropriate.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the excluded persons) of the Merger Consideration and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation by or of Credit Suisse was intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice and, for the purposes of its opinion, Credit Suisse assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse’s opinion did not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company, nor did it address the underlying decision of the Company to proceed with the Merger.

In preparing its opinion to the Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, neither Credit Suisse’s fairness opinion nor the analyses underlying its opinion is readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to the Company or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiations between the Company and Buyer, and the decision to enter into the Merger Agreement was solely that of the Board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management with respect to the Merger and related transactions or the consideration.

The following is a summary of the material financial analyses reviewed with the Board on November 8, 2015 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Selected Public Companies Analysis

Credit Suisse reviewed financial and stock market information of the Company and the following eleven selected publicly traded companies (the “selected companies”), which Credit Suisse in its professional judgment considered generally relevant for comparative purposes as publicly traded U.S. annuity and life insurers:

•	MetLife, Inc.

•	Prudential Financial, Inc.

•	Ameriprise Financial, Inc.

•	Principal Financial Group, Inc.

•	Lincoln National Corporation

•	Voya Financial, Inc.

•	Unum Group

•	Torchmark Corporation

•	CNO Financial Group, Inc.

•	Primerica, Inc.

•	American Equity Investment Life Holding Company

Credit Suisse reviewed, among other things, per share stock prices as multiples of book value (excluding accumulated other comprehensive income (“AOCI”)) per share and calendar year 2016 estimated earnings per share (“EPS”). The overall low to high book value (excluding AOCI) per share multiples observed for the selected companies were 0.72x to 2.93x (with a mean of 1.48x and a median of 1.31x). Credit Suisse noted that book value (excluding AOCI) per share multiple observed for the Company was 1.11x. Credit Suisse then applied a selected range of book value (excluding AOCI) per share multiples of 0.90x to 1.30x derived by Credit Suisse from the selected companies to corresponding book value (excluding AOCI) data of the Company as of June 30, 2015.

The overall low to high calendar year 2016 estimated EPS multiples observed for the selected companies were 8.1x to 13.2x (with a mean of 10.6x and a median of 11.3x). Credit Suisse noted that calendar year 2016 estimated EPS multiples observed for the Company was 11.5x based upon both the Management Projections and on research analysts’ publicly available estimates. Credit Suisse then applied a selected range of EPS multiples of 8.0x to 10.0x derived by Credit Suisse from the selected companies to corresponding data of the Company for calendar year 2016 adjusted operating income derived from the Management Projections.

Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available research analysts’ estimates, public filings and the Management Projections. See section entitled “The Merger — Certain Company Forecasts” The foregoing analyses indicated an approximate implied value per share reference range for the Company of $17.95 to $30.50, as compared to the consideration of $26.80 per the Company common share.

Selected Precedent Transactions Analysis

Credit Suisse reviewed and considered publicly available financial information of the following six selected transactions, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes involving U.S. annuity and life insurance companies:

Date Announced	Target	Acquiror
8/11/15	Symetra Financial Corporation	Sumitomo Life Insurance Company
06/03/14	Protective Life Corporation	The Dai-ichi Life Insurance Company, Limited
12/21/12	Aviva USA Corporation	Athene Holding Ltd.
07/13/12	Presidential Life Corporation	Athene Holding Ltd.
10/07/11	EquiTrust Life Insurance Company	Guggenheim Partners, LLC
08/06/10	Old Mutual U.S. Life Holdings, Inc.	Harbinger Group, Inc.

The overall low to high book value per share multiples observed for the target companies in the selected transactions were 0.27x to 1.74x (with a mean of 0.90x and a median of 0.77x). Credit Suisse then applied a selected range of book value per share multiples of 0.90x to 1.50x derived by Credit Suisse from the target companies in the selected transactions to corresponding book value (excluding AOCI) data of the Company as of June 30, 2015.

The overall low to high last twelve months (“LTM”) EPS multiples observed for the target companies in the selected transactions were 7.9x to 19.1x (with a mean of 12.7x and a median of 11.7x). Credit Suisse then applied a selected range of LTM EPS multiples of 12.0x to 14.0x derived by Credit Suisse from the target companies in the selected transactions to the LTM adjusted operating earnings of the Company as of June 30, 2015.

Financial data of the selected transactions, and the target companies therein, were based on public filings and other publicly available information. Financial data of the Company was based on public filings. The foregoing analyses indicated an approximate implied value per share reference range for the Company of $21.20 to $35.15, as compared to the consideration of $26.80 per the Company Common Stock.

Dividend Discount Analysis

Credit Suisse calculated the estimated present value of distributable cash flow that the Company was forecasted to generate during fiscal years ending September 30, 2015 through September 30, 2017 based upon the Management Projections. Credit Suisse then calculated terminal value ranges for the Company by applying (i) a range of terminal value multiples of 0.90x to 1.30x to the Company’s book value (excluding AOCI) as of September 30, 2017 and (ii) a range of terminal value multiples of 8.0x to 10.0x to an estimate of fiscal year 2018 adjusted operating earnings calculated by applying the adjusted operating earnings growth rate from fiscal year 2016 to 2017 as reflected in the Management Projections to fiscal year 2017 estimated adjusted operating earnings from the Management Projections. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 8.50% to 11.00%.

The foregoing analysis indicated an approximate implied value per share reference range for the Company of $20.55 to $30.95, as compared to the consideration of $26.80 per share of Company Common Stock.

Other Factors

Credit Suisse also noted for the Board certain additional factors that were not considered in its financial analyses with respect to its opinion but that were referenced for informational purposes.

Specifically, Credit Suisse reviewed the closing trading price of Company Common Stock on November 5, 2015 and April 6, 2015(1) of $26.15 and $20.79, respectively. Credit Suisse also reviewed with the Board the 52-week(2) trading low and high range of Company Common Stock of $19.93 to $26.59 and the 52-week(2) volume-weighted average share price of Company Common Stock of $22.47. Finally, Credit Suisse reviewed the range of next twelve months target prices based on research analysts’ publicly available estimates, both as of November 5, 2015 of $26.00 to $30.00, and as of April 6, 2015 of $24.00 to $26.00.

(1)	Last unaffected price prior to HRG’s announcement that it was exploring strategic alternatives for the Company.
(2)	As of April 6, 2015, the last unaffected price prior to HRG announcement that it was exploring strategic alternatives for the Company.

Miscellaneous

The Company selected Credit Suisse to act as its financial advisor in connection with the Merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with the Company and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to the engagement letter, Credit Suisse will receive a transaction fee currently expected to be $8.8 million for its services, $1.0 million of which became payable upon the rendering of its opinion and the principal portion of which is contingent upon completion of the Merger. In addition, the Company has agreed to reimburse Credit Suisse for expenses incurred in connection with its engagement and to indemnify Credit Suisse and certain of its related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to the Company and its affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, among others, having acted as: an arranger in connection with the Company’s revolving credit facility in August 2014; a bookrunner in connection with the Company’s initial public offering of common stock in December 2013; and a bookrunner in connection with the Company’s 6.375% senior notes due 2021 in March 2013. Credit Suisse and its affiliates in the past have provided, and in the future may provide, services to HRG and certain of its affiliates unrelated to the Merger, for which services Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, among others, having acted as: a bookrunner in connection with HRG’s 7.875% senior secured notes due 2019 in May 2015, in April 2015 and in July 2013; a bookrunner in connection with HRG’s 7.750% senior unsecured notes due 2022 in May 2015, in September 2014 and in January 2014; a financial advisor in connection with HRG’s offer to exchange a portion of its outstanding 7.875% senior secured notes due 2019 for new 7.750% senior unsecured notes due 2022 in May 2014; a financial advisor in connection with HRG’s common stock repurchase program in May 2014 and in August 2013; an arranger in connection with HRG’s subsidiary Spectrum Brands, Inc.’s (“Spectrum”) term loans and revolving credit facility in June 2015; a bookrunner in connection with Spectrum’s 5.750% senior notes due 2025 in May 2015; a bookrunner in connection with Spectrum’s common stock offering in May 2015; an arranger in connection with Spectrum’s bridge loan in May 2015; an advisor in connection with Spectrum’s acquisition of Armored Auto Group in May 2015; a bookrunner in connection with Spectrum’s 6.125% senior notes due 2024 in December 2014; an arranger in connection with Spectrum’s term loans in December 2014, December 2013 and September 2013; and a financial advisor in connection with Spectrum’s common stock repurchase program in August 2013. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Buyer and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Buyer and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Certain Company Forecasts

The Company does not as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial forecasts were prepared by the Company’s management and made available to the Board and Credit Suisse in connection with the Board’s exploration of strategic alternatives. Certain of these financial projections were also provided to Buyer, Merger Sub and their financial advisor during the due diligence process.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended September 30, 2015.

The financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this information statement only because the projections were made available to Buyer, Merger Sub and their financial advisor and also to the Board, Credit Suisse and the Board’s other advisors. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

Year	2015	2016	2017
Adjusted Operating EPS(1)	$1.98	$2.27	$2.66
Adjusted Operating ROE, excluding AOCI(2)	8.7%	9.2%	10.0%
Book Value/Share, excluding AOCI(3)	$23.51	$25.45	$27.66

(1)

Adjusted Operating EPS is calculated as adjusted operating income (“AOI”) divided by weighted average diluted shares. AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment (“OTTI”) losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, and (iv) the effect of class action litigation reserves. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact (using an effective tax rate of 35%) related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of the Company, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
(2)	Adjusted Operating ROE, excluding Accumulated Other Comprehensive Income (“AOCI”) is a non-GAAP measure. It is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period.
(3)	Book value per share excluding AOCI is calculated as total stockholders’ equity excluding AOCI divided by the total number of shares of common stock outstanding.

Interests of Our Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

For purposes of each of the Company and FGLH plans and agreements described below, the completion of the Merger will constitute a “change in control”, “change of control” or term of similar meaning with respect to the Company or FGLH, as applicable.

Treatment of Outstanding Equity and Equity-Based Awards

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The Merger Agreement, as subsequently modified in respect of certain Company PRSUs, provides that, at the Effective Time:

•	Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount, if any, in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $26.80 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	Each Company PRSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the actual number of shares of Company Common Stock underlying such Company PRSUs based on the actual levels of performance for fiscal 2014 (124.6% of target) and fiscal 2015 (109% of target) and the target level of performance for fiscal 2016 multiplied by (ii) $26.80, without interest and less applicable taxes.

•	Each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock underlying such Company Restricted Stock Right multiplied by (ii) $26.80, without interest and less applicable taxes.

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by FGLH

The Merger Agreement provides that, at the Effective Time:

•	Each Subsidiary Stock Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of FGLH common stock underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $152.44 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	Each Subsidiary RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of FGLH common stock underlying such Subsidiary RSU multiplied by (ii) $152.44, without interest and less applicable taxes.

•	Each Subsidiary Dividend Equivalent that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

Quantification of Outstanding Equity and Equity-Based Awards

The table below sets forth the estimated amounts that each Fidelity & Guaranty Life director and executive officer would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the Merger with regard to each Company Stock Option, Company PRSU, Company Restricted Stock Right, Subsidiary Stock Option, Subsidiary RSU and Subsidiary Dividend Equivalent held by the director or executive officer. Depending on when the Merger is completed, certain outstanding awards shown in the table below may become vested in accordance with their terms prior to the completion of the Merger or, in the case of Company Stock Options and Subsidiary Stock Options, may be exercised by the director or executive officer prior to the completion of the Merger. Further information regarding the named executive officers may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 38.

	Company Stock Options		Company PRSUs		Company Restricted Stock Rights		Subsidiary Stock Options		Subsidiary RSUs		Subsidiary Dividend Equivalents		Total Value ($)
Named Executive Officers	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Units (#)	Value ($)
Mr. Littlefield	151,716	284,355	33,478	897,210	51,264	1,373,875	—	—	—	—	—	—	2,555,441
Mr. Launer, Jr.(1)	—	—	44,949	1,204,633	—	—	—	—	—	—	—	—	1,204,633
Mr. Krishnan	19,290	148,527	80,231	2,150,191	6,905	185,054	2,565	264,169	—	—	11,090	78,961	2,826,902
Mr. Marhoun	13,104	87,904	80,231	2,150,191	6,905	185,054	10,000	1,086,450	—	—	7,721	54,974	3,564,573
Mr. Vigneau	4,707	9,085	80,231	2,150,191	3,646	97,713	—	—	—	—	—	—	2,256,988
Mr. O’Shaughnessy	9,735	65,300	80,231	2,150,191	5,129	137,457	2,110	217,309	—	—	9,125	64,970	2,635,227
Other Executive Officers
Ms. Boehm	7,485	50,215	—	—	3,945	105,726	5,897	630,404	—	—	5,559	39,580	825,926
Mr. Fleming	8,982	60,258	—	—	4,734	126,871	6,795	739,210	—	—	7,160	50,979	977,318
Mr. Phelps, II	9,735	65,300	80,231	2,150,191	5,129	137,457	7,570	813,836	—	—	7,862	55,977	3,222,761
Mr. Tyler	8,235	55,251	—	—	4,339	116,285	3,052	314,325	—	—	6,598	46,978	532,840
Ms. Young	8,982	60,258	80,231	2,150,191	4,734	126,871	3,117	321,020	—	—	4,492	31,983	2,690,323
Non-Employee Directors(2)
Mr. Benson	2,205	4,256	—	—	1,708	45,774	—	—	—	—	—	—	50,030
Mr. Gregson	5,613	37,654	—	—	2,958	79,274	367	35,897	58	8,842	475	3,382	165,049
Mr. Asali	5,613	37,654	—	—	2,958	79,274	—	—	—	—	—	—	116,928
Mr. Melchionni	5,613	37,654	—	—	2,958	79,274	367	35,897	58	8,842	475	3,382	165,049
Mr. Bawden	5,613	37,654	—	—	2,958	79,274	—	—	—	—	—	—	116,928
Mr. Steinberg	—	—	—	—	—	—	—	—	—	—	—	—	—
Mr. Tweedie	5,613	37,654	—	—	2,958	79,274	—	—	—	—	—	—	116,928
Mr. Williams	5,613	37,654	—	—	2,958	79,274	—	—	—	—	—	—	116,928

(1)	Mr. Launer resigned as the Company’s Chief Executive Officer effective April 30, 2015.
(2)	On March 18, 2015, Kostas Cheliotis and Phillip J. Gass resigned from their positions as non-employee directors of the Company. As of March 11, 2016, Messrs. Cheliotis and Gass collectively held 53,600 shares of restricted stock. The shares of restricted stock, which are fully vested and subject to transfer restrictions until November 24, 2017, will be settled in the transaction in the same manner as Company Restricted Stock Rights.

Payments to Executives upon Termination Following Change in Control

Executive Officer Severance

Each of the Company’s current executive officers is eligible to receive severance payments and benefits upon a qualifying termination of employment that occurs during a specified period before or after the completion of the Merger in accordance with the terms of either the executive officer’s employment agreement or the Company’s 2015 Severance Plan (the “Severance Plan”), as applicable. The receipt of such severance payments and benefits is conditioned upon the executive officer’s execution of a separation agreement and general release of claims in favor of the Company.

Mr. Christopher J. Littlefield

Mr. Littlefield is eligible to receive severance payments and benefits under the terms of his employment agreement with Fidelity & Guaranty Life Business Services, Inc., a wholly-owned subsidiary of the Company. Mr. Littlefield’s employment agreement provides that if, within six (6) months prior to or eighteen (18) months following a change in control (the definition of which includes the Merger), Mr. Littlefield’s employment is terminated without “cause” or he resigns with “good reason,” then he will be eligible to receive:

(i) an amount equal to the sum of two (2) times his annual base salary and two (2) times his target annual cash bonus, payable over twelve months following the date of termination; and

(ii) a pro-rated portion of his target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination and payable in a lump sum by January 31 of the year following the year of termination.

Mr. Littlefield’s employment agreement further provides that if payments made to him, whether under his employment agreement or otherwise, would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax, but only if the net amount of such payments, as so reduced, is greater than or equal to the net amount of such payments without such reduction.

Mr. Littlefield’s employment agreement generally defines “good reason” as (i) a material diminution in title, responsibilities or authorities; (ii) an assignment of duties that are materially inconsistent with his duties as the President and Chief Executive Officer of the Company; (iii) any change in the reporting structure such that he no longer reports to the Company’s Board; (iv) a relocation of his principal office, or principal place of employment, to a location that is outside the Des Moines, Iowa area; (v) a breach by the Company of any material terms of the employment agreement; (vi) the Company’s non-renewal of the employment agreement; or (vii) the failure of the Company to obtain the assumption (in writing or by operation of law) of its obligations under the employment agreement by any successor to all or substantially all of its business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

Mr. Littlefield’s employment agreement generally defines “cause” as (i) his conviction of, indictment for, or entering a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (ii) his commission of intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or causing material damage to its or their property, goodwill, or business; (iii) his willful refusal to, or willful failure to, perform in any material respect the duties under the employment agreement; or (iv) his being barred or prohibited from serving in the insurance industry or serving as an officer of the Company.

Other Executive Officers

The current executive officers of the Company (other than Mr. Littlefield who is party to the employment agreement described above) are eligible to receive severance payments and benefits under the terms of the Severance Plan. The Severance Plan provides that if, within twelve (12) months following a change in control (the definition of which includes the Merger), either (i) the executive officer is terminated without “cause” or (ii) the executive officer terminates employment as a result of the failure of the Company to offer the executive officer “comparable employment” after the elimination of the executive officer’s position, then the executive officer will generally be eligible to receive:

1.	a lump sum payment equal to the sum of (x) 52 weeks of the executive officer’s base salary, (y) the executive officer’s target annual cash bonus and (z) a pro-rated portion of the executive officer’s target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination, generally payable in a lump sum within approximately four weeks after the executive officer returns a release of claims to the Company; and

2.	subsidized health and medical insurance coverage under COBRA for 52 weeks following the date of termination.

The Severance Plan further provides that if payments made to an executive officer, whether under the Severance Plan or otherwise, would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Code, then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax, but only if the net amount of such payments, as so reduced, is greater than or equal to the net amount of such payments without such reduction.

For purposes of the Severance Plan, “cause” has the meaning set forth in the individual executive officer’s employment agreement with the Company, under which cause generally means: (i) breach of the executive officer’s obligations under his or her employment agreement; (ii) failure to perform duties in a manner satisfactory to the Company, subject to the obligation of the Company to provide the executive officer with prior notice providing reasonable detail of the bases for the unsatisfactory performance and an opportunity to correct the performance deficiencies; (iii) engaging in acts of dishonesty or moral turpitude, or any unlawful conduct; or (iv) engaging in conduct that is likely to affect adversely the business and or reputation of the Company.

For purposes of the Severance Plan, “comparable employment” generally means: (i) a reduction in base salary by at least fifteen percent; (ii) a reduction in target annual bonus by at least fifteen percent; and (iii) a relocation of primary worksite by at least 50 miles.

Executive Officer Retention Agreements

Each of the Company’s current executive officers (other than Mr. Littlefield who is party to the employment agreement described above) is party to a retention award agreement with the Company. The retention award agreements provide that each executive officer will receive an amount equal to his or her annual base salary in effect as of July 10, 2015 on the earlier to occur of (i) the first anniversary of the completion of the Merger, assuming continued employment with the Parent or its subsidiaries through such date, or (ii) the date upon which the executive officer is terminated without “cause” or resigns following the elimination of his or her position and is not offered “comparable employment” within twelve (12) months following a change in control, as determined under the Severance Plan.

Discretionary Success Bonuses

Each of the Company’s current executive officers is party to a discretionary success bonus award agreement with the Company. The discretionary success bonus award agreements provide that each executive officer is eligible to receive a success bonus, in the amounts provided in the table below, upon the completion of the Merger, assuming continued employment with us through such date.

Success Bonus ($)
Named Executive Officers
Mr. Littlefield	800,000
Mr. Krishnan	100,000
Mr. Marhoun	110,000
Mr. Vigneau	300,000
Mr. O’Shaughnessy	165,000
Other Executive Officers
Ms. Boehm	90,000
Mr. Fleming	45,000
Mr. Phelps, II	75,000
Mr. Tyler	40,000
Ms. Young	75,000

The enhanced vesting of Company PRSUs in excess of the target amount and discretionary success bonuses, each as discussed above, will be paid upon the closing of the Merger in accordance with the terms of the Merger Agreement. HRG will make a cash payment to the Company in the amount of $869,525 and the Company will make the payment with respect to such matters.

Quantification of Severance, Retention and Discretionary Success Bonus Payments to Executive Officers

The following table summarizes the cash severance payments, non-cash severance benefits, retention award, and discretionary success award retention awards that each executive officer would be entitled to receive under the arrangements described in this “Payments to Executives upon Termination Following Change in Control” section, assuming that the completion of the Merger occurs on March 25, 2016, and that each executive officer experiences a simultaneous qualifying termination of employment. The following table does not replicate information already disclosed in the table above under the heading “Quantification of Outstanding Equity and Equity-Based Awards.”

	Cash Severance ($)(1)	Non-Cash Severance Benefits ($)(2)	Retention Award ($)(3)	Discretionary Success Bonus ($)(4)	Total ($)
Named Executive Officers
Mr. Littlefield	3,600,000	—	—	800,000	4,400,000
Mr. Krishnan	612,500	17,689	350,000	100,000	1,080,189
Mr. Marhoun	612,500	24,416	350,000	110,000	1,096,916
Mr. Vigneau	770,000	26,217	440,000	300,000	1,536,127
Mr. O’Shaughnessy	520,000	31,132	325,000	165,000	1,041,132
Other Executive Officers
Ms. Boehm	440,000	8,754	275,000	90,000	813,754
Mr. Fleming	480,000	31,132	300,000	45,000	856,132
Mr. Phelps, II	520,000	31,132	325,000	75,000	951,132
Mr. Tyler	440,000	31,132	275,000	40,000	786,132
Ms. Young	480,000	31,132	300,000	75,000	886,132

(1)	Represents the amount of cash severance payable to (i) Mr. Littlefield under the terms of his employment agreement with Fidelity & Guaranty Life Business Services, Inc. and (ii) all other executive officers under the terms of the Severance Plan, in each case as described in more detail under the section entitled “Executive Officer Severance” beginning on page 35.

(2)	Represents the estimated value of subsidized COBRA coverage for each of the executive officers (other than Mr. Littlefield) for a period of 52 weeks following the date of such executive officer’s qualifying termination, as described in more detail under the section entitled “Executive Officer Severance” beginning on page 35.

(3)	Represents the amount of the retention award payable to the executive officer, as described in more detail above under the section entitled “Executive Officer Retention Agreements” beginning on page 36.

(4)	Represents the amount of the discretionary success bonus award payable to the executive officer, as described in more detail above under the section entitled “Executive Officer Retention Agreements” beginning on page 36.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the Merger that may become payable or realized by each of the Company’s named executive officers, assuming that the completion of the Merger occurs on March 25, 2016, and that each executive officer experiences a simultaneous qualifying termination of employment.

The Company’s named executive officers for purposes of the table below are (i) Mr. Littlefield, President and Chief Executive Officer; (ii) Mr. Krishnan, Executive Vice President and Chief Investment Officer; (iii) Mr. Marhoun, Executive Vice President, General Counsel and Secretary; (iv) Mr. Vigneau, Executive Vice President and Chief Financial Officer; and (iv) Mr. O’Shaughnessy, Senior Vice President and Chief Actuary. Although Mr. Leland C. Launer, Jr., the Company’s former Chief Executive Officer, was a named executive officer for purposes of Amendment No. 1 on Form 10-K/A to the Company’s most recent annual report on Form 10-K for the fiscal year ended September 30, 2015, Mr. Launer ceased his employment with Fidelity & Guaranty Life effective April 30, 2015 and has no interest in the Merger (except insofar as he may be a holder of shares of Company Common Stock or vested PRSUs) or any rights to compensation that are based on or otherwise related to the Merger, and is therefore not included in the disclosure that follows.

The amounts in the table below do not include amounts that were vested as of March 25, 2016, amounts that may be granted following the date of this information statement, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of the Company. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this information statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash($)(1)	Equity ($)(2)	Pension / NQDC($)	Perquisites / Benefits($)(3)	Tax Reimbursement ($)(4)	Total ($)(5)
Mr. Littlefield	4,400,000	2,502,239	—	—	—	6,902,239
Mr. Krishnan	1,062,500	2,467,027	—	17,689	—	3,547,396
Mr. Marhoun	1,072,500	2,422,832	—	24,416	—	3,519,748
Mr. Vigneau	1,510,000	2,253,960	—	26,127	—	3,790,087
Mr. O’Shaughnessy	1,010,000	2,376,846	—	31,132	—	3,417,978

(1)

Cash. Represents the value of the cash severance payments payable, for Mr. Littlefield, under his employment agreement and discretionary success award and, for Messrs. Krishnan, Marhoun, Vigneau and O’Shaughnessy, under the Severance Plan and their respective retention awards and discretionary success awards. Other than the amounts payable in respect of the discretionary success bonus, which are considered “single-trigger” in nature as they are payable to the named executive officers as of the completion of the Merger, the severance amounts under this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or after the completion of the Merger. Additional information regarding the Cash Severance, the individual components of which are quantified in the table below, may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Payments to Executives upon Termination Following Change in Control” beginning on page 35.

Officer	Salary ($)	Target Bonus ($)	Pro-Rata Bonus ($)	Retention Award ($)	Discretionary Success Bonus ($)	Total (S)
Mr. Littlefield	1,600,000	1,600,000	400,000	—	800,000	4,400,000
Mr. Krishnan	350,000	175,000	87,500	350,000	100,000	1,062,500
Mr. Marhoun	350,000	175,000	87,500	350,000	110,000	1,072,500
Mr. Vigneau	440,000	220,000	110,000	440,000	300,000	1,510,000
Mr. O’Shaughnessy	325,000	130,000	65,000	325,000	165,000	1,010,000

(2)	Equity. Represents the aggregate payments to be made in respect of unvested Company Stock Options, Company PRSUs, Company Restricted Stock Rights, Subsidiary Stock Options, Subsidiary RSUs and Subsidiary Dividend Equivalents. The amounts in this column are “single trigger” in nature, which means that they will be payable to the named executive officers as of the completion of the Merger. Additional information regarding the treatment of such awards may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Treatment of Outstanding Equity and Equity-Based Awards” beginning on page 33.

(3)	Perquisites/Benefits. Represents the estimated value of subsidized COBRA coverage for each of the named executive officers and his or her qualifying dependents for a period of 52 weeks following the date of such named executive officer’s qualifying termination. The amounts in this column are “double trigger” in nature, which means that that payment of these amounts is conditioned upon a qualifying termination of employment on or after the completion of the Merger.

(4)	Tax Reimbursements. None of the named executive officers is entitled to receive any tax reimbursements.

(5)	Section 280G of the Code. The total amounts do not reflect any reductions to “parachute payments” as defined by Section 280G of the Code that may be economically beneficial to the named executive officers and Fidelity & Guaranty Life in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code. A definitive analysis will depend on the Effective Time, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the Effective Time, the surviving company will, and Parent will cause the surviving company to, indemnify and hold harmless to the fullest extent permitted by Delaware law or as provided under the Company’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement and permitted by the DGCL, all past and present directors and officers of the Company and its subsidiaries for acts or omissions occurring at or prior to the Effective Time.

In addition, for a period of six (6) years after the Effective Time, Parent and the surviving corporation will use reasonable best efforts to maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional individuals who prior to the effective time become) covered by the Company’s directors’ and officers’ insurance policy with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under the Company’s current directors’ and officers’ insurance policy; provided, however, that in no event will Parent or the surviving corporation be required to expend in any one year an amount in excess of the Maximum Premium; and provided, further, that if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the surviving corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium. In lieu of the foregoing insurance coverage, the Company (with Parent’s consent, not to be unreasonably withheld, conditioned or delayed) or Parent may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium described above.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Company Common Stock determined in accordance with Delaware law. The fair value of shares of Company Common Stock, as determined in accordance with Delaware law, may be more or less than the Merger Consideration to be paid to non-dissenting stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. See section entitled “Appraisal Rights” beginning on page 64.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the shares of Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the anticipated U.S. federal income tax consequences to U.S. Holders (defined below) of the exchange of shares of Company Common Stock for cash pursuant to the Merger. This discussion is based on the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to any of the U.S. federal income tax consequences summarized herein, and there can be no assurance that the IRS will not challenge any of the consequences summarized herein, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company Common Stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of Company Common Stock, you should consult your own tax advisor regarding the tax consequences of the exchange of shares of Company Common Stock for cash pursuant to the Merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of holders that are subject to special treatment under the U.S. federal income tax laws, such as (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) holders that exercise appraisal rights in connection with the Merger, (vi) holders that acquired shares of common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that own shares of common stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (viii) holders that are liable for the “alternative minimum tax” under the Code, (ix) U.S. Holders whose functional currency is not the United States dollar, or (x) holders who are not U.S. Holders. This discussion does not address the Medicare tax on net investment income or any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to holders that hold their shares of Company Common Stock as capital assets (generally, property held for investment).

STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of Company Common Stock. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of common stock exchanged were held for more than one year as of the date of exchange. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares of Company Common Stock (i.e., shares of common stock acquired for the same cost in the same transaction) exchanged for cash pursuant to the Merger.

Regulatory Approvals

The insurance laws and regulations of the states of Iowa, New York and Vermont where the insurance company subsidiaries of the Company are domiciled, require that, prior to the acquisition of control of an insurance company domiciled in those jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions. We understand that the insurance laws and regulations of The People’s Republic of China require Buyer to file prior notification with and to obtain prior approval of CIRC in connection with the Merger. In addition, Buyer and the Company have also made a voluntary filing with CFIUS in accordance with the DPA. Filings with respect to the foregoing regulatory approvals have been made. On November 25, 2015, the requisite approval for the Merger was obtained from the Vermont Department of Financial Regulation. On March 14, 2016, CFIUS concluded action on the Merger, having determined that there were no unresolved national security concerns with respect to the Merger.

While we believe that the Company and Buyer will receive the requisite approvals and clearances for the Merger, there can be no assurances that the Company and Buyer will obtain the regulatory approvals necessary to consummate the merger. Should the Iowa Insurance Division, the New York Department of Financial Services and CIRC or any other governmental authority raise objections to the Merger, the Company and Buyer have agreed to use reasonable best efforts to resolve such objections, but Buyer, Parent and Merger Sub (in the case of the Iowa Insurance Division and CIRC) will not be required to take any action that would result in a Burdensome Condition. For the purposes of the Merger Agreement, a Burdensome Condition is defined as any arrangements, conditions or restrictions that (a) require, or are deemed to require, Buyer, Parent, Merger Sub or any of their affiliates to agree to or take any action that would result in (i) with respect to the regulatory approval from the Iowa Insurance Division, set forth in the Merger Agreement, any arrangements, conditions or restrictions imposed by the Iowa Insurance Division that would, (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) require any capital contributions, capital maintenance agreements or other arrangements having the same force and effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries (not including the Company and its subsidiaries), taken as a whole, measured as if Buyer and its subsidiaries were the size of the Company and its subsidiaries, taken as a whole, or (ii) with respect to the regulatory approval from CIRC, set forth in the Merger Agreement, and the regulatory approval from CFIUS, set forth in the Merger Agreement, any arrangements, conditions or restrictions imposed by the CIRC or CFIUS, respectively, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or results of operations of Buyer and its subsidiaries (not including the Company and its subsidiaries), taken as a whole.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 69.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Buyer, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly-owned, indirect subsidiary of Buyer.

Consummation and Effectiveness of the Merger

The Merger will become effective upon the Parent filing the certificate of merger with the Secretary of State of Delaware. The closing of the Merger will occur on the date that is the tenth business day after the satisfaction or waiver of the conditions to consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Consideration to be Received in the Merger

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than appraisal shares, shares held by the Company as treasury or shares owned by Buyer, Parent, Merger Sub, or the Company (which will be cancelled and retired and cease to exist and no payment or distribution will be made with respect thereto), will automatically be cancelled and converted into the right to receive the Merger Consideration, upon surrender of each respective share certificate to the paying agent (and automatically in the case of Book-Entry Shares).

The Merger Agreement, as subsequently modified in respect of certain Company PRSUs, provides that, at the Effective Time:

•	Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount, if any, in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $26.80 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	Each Company PRSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the actual number of shares of Company Common Stock underlying such Company PRSUs based on the actual levels of performance for fiscal 2014 (124.6% of target) and fiscal 2015 (109% of target) and the target level of performance for fiscal 2016 multiplied by (ii) $26.80, without interest and less applicable taxes.

•	Each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) $26.80, without interest and less applicable taxes.

•	Each Subsidiary Stock Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of FGLH common stock underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $152.44 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	Each Subsidiary RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of FGLH common stock underlying such Subsidiary RSU multiplied by (ii) $152.44, without interest and less applicable taxes.

•	Each Subsidiary Dividend Equivalent that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

Appraisal Shares

Appraisal shares will not be converted into the right to receive the Merger Consideration, but, instead, holders of appraisal shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL. If any such holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s appraisal shares under the DGCL will cease and such appraisal shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration without interest or any other payments. The Company will serve prompt notice to Parent of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, without the prior written consent of Parent or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights with respect to, any such demands, or agree to do or commit to do any of the foregoing, provided that in the event the Company is required under the DGCL to undertake any of the foregoing actions, the Company will give prompt, written notice of such undertaking to Parent.

Exchange Procedures

As promptly as practicable and in any event within two business days after the Effective Time, the paying agent will mail to each holder of record of a share certificate or share certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock subsequently converted into the right to receive the Merger Consideration, a letter of transmittal that (A) specifies that delivery shall be effected and risk of loss and title to the certificates shall pass only upon proper delivery of the certificates to the paying agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement), (B) shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and instructions for use in effecting the surrender of the certificates in exchange for the Merger Consideration payable in accordance with the Merger Agreement.

Upon surrender to the paying agent of a share certificate for cancellation, together with a duly completed and validly executed letter of transmittal and any other documents reasonably required by the paying agent or the surviving corporation, (i) the holder of such share certificate will be entitled to receive, in exchange for such share certificate, the Merger Consideration that such holder has the right to receive and (ii) the surrendered share certificate will be canceled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the certificates. Until surrendered as contemplated by the Merger Agreement, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

Any holder of Book-Entry Shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration will automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares would be so converted) be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as practicable (and in any event within three business days after the Effective Time), the Merger Consideration to which such holder is entitled to receive and the Book-Entry Shares of such holder will be cancelled.

In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the share certificate representing such shares of Company Common Stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Buyer, Parent, the surviving corporation, any affiliates of the foregoing, or the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock, appraisal shares, Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights or cash-settled awards, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Buyer, Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:

•	organization and good standing;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•	absence of pending or, to the knowledge of the respective parties, overtly threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties;

•	accuracy of information supplied by each of Buyer and the Company in connection with this information statement; and

•	compliance with laws.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company:

•	capitalization;

•	ownership of the Company’s subsidiaries;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

•	absence of any change or events that has had or would reasonably be expected to have a Company Material Adverse Effect since September 30, 2014 and conduct of business in the ordinary course since September 30, 2014;

•	matters related to the Company’s insurance subsidiaries;

•	matters related to the Company’s statutory statements and examination reports by any governmental authority;

•	matters related to insurance business and regulation;

•	matters related to reinsurance;

•	matters related to investment assets;

•	filing of tax returns, payment of taxes and other tax matters;

•	ownership and use of real property;

•	the absence of related party transactions since March 31, 2015;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	ownership and use of intellectual property;

•	insurance matters;

•	the receipt of a fairness opinion from Credit Suisse;

•	compliance with environmental laws and regulations;

•	inapplicability of certain takeover laws;

•	matters relating to brokers and finders’ fees;

•	material contracts; and

•	Board approval of the Merger Agreement and the Merger, including the determination that the Merger is advisable and that the terms are fair to, and in the best interest of, the Company stockholders, as well as a Board resolution to recommend that the Company stockholders approve and adopt the Merger Agreement and the Merger.

The Merger Agreement also contains the following customary representations and warranties of Buyer, Parent and Merger Sub:

•	the existence of sufficient funds to consummate the Merger;

•	formation of Merger Sub solely for the purpose of the transactions contemplated in the Merger Agreement; and

•	the absence of a Buyer Material Adverse Effect during the period from December 31, 2014 to the date of the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality”, “Company Material Adverse Effect” or “Buyer Material Adverse Effect”.

The Merger Agreement provides that a “Company Material Adverse Effect” means, with respect to the Company, any change, event, effect that, individually or in the aggregate, with all other changes, events or effects (i) has a material adverse effect on the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially delays or impairs the ability of the Company to perform its obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. None of the following occurring after the date of the Merger Agreement, either alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

•	any change, event or effect that results from changes affecting the United States life insurance and annuity industry or the United States economy, or from changes after the date of this Agreement in worldwide economic or capital market conditions;

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause thereof) or any change in the price or trading volume of the Company Common Stock (but not the underlying cause thereof);

•	any change, event or effect arising out of the entering into, announcement of and performance of the Merger Agreement, including compliance with the covenants set forth herein, and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to the Merger Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders or employees of the Company and its subsidiaries;

•	the outbreak or escalation of war, military action, sabotage or acts of terrorism, or changes due to any pandemic, natural disaster or other act of nature, in each case involving or impacting the United States and arising or occurring after the date of this Agreement

•	any action taken or omitted to be taken by the Company at the request or with the prior consent of Buyer, Parent or Merger Sub or the effects of any breach, violation or non-performance of any provision of the Merger Agreement by Parent or any of its Affiliates;

•	changes in or adoption of any applicable laws or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed by applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board) occurring after the date of the Merger Agreement; or

•	any downgrade in the credit rating or financial strength rating of the Company, any of its subsidiaries or its or their outstanding debt (but not the underlying cause thereof) if the applicable rating agency’s reason(s) for such action are primarily attributable to any change or changes in the business operations and prospects of the Company and its Subsidiaries proposed by Buyer, Parent, any of its subsidiaries or its or their representatives; except with respect to first, fourth or sixth paragraphs above, to the extent that such change, event or effect is disproportionately adverse to the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its subsidiaries operate.

The Merger Agreement also provides that a “Buyer Material Adverse Effect” means any change, event or effect that prevents or materially delays or impairs the ability of Buyer or Parent to perform their obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agrees that during the period from the date of the Merger Agreement until the closing or earlier termination of the Merger Agreement, except as otherwise expressly contemplated by the Merger Agreement, as set forth in the confidential disclosures the Company delivered in connection therewith, as required by law or order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned): (i) the Company will and will cause each of its subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices and (ii) subject to the limitations, restrictions and prohibitions set forth in the Merger Agreement, the Company will use its reasonable best efforts to preserve intact its business organization and its assets, to keep available the services of its current officers, employees and consultants and to preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with the Company.

Further, the Company agrees that during the period from the date of the Merger Agreement until the closing or earlier termination of the Merger Agreement, except as otherwise expressly contemplated by the Merger Agreement, as set forth in the confidential disclosures the Company delivered in connection therewith, as required by law or order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), it will not and will cause its subsidiaries not to:

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries’ capital stock, other than (i) any dividends or distributions by a subsidiary of the Company to the Company or to any other subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.065 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of the Merger Agreement;

•	adjust, split, combine, subdivide or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights;

•	issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options, Company Performance RSUs or Company Restricted Stock Rights outstanding as of the date of the Merger Agreement in accordance with the terms thereof;

•	amend the Company certificate of incorporation or Company by-laws or equivalent organizational documents of the Company’s subsidiaries;

•	purchase an equity interest in, or a portion of the assets of, any person or any division or business thereof or merge, combine, amalgamate or consolidate with any person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned subsidiaries or solely between or among two or more wholly-owned subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the investment guidelines of the Company’s insurance subsidiaries as in effect as of the date of the Merger Agreement (the “Investment Guidelines”);

•	sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any subsidiary of the Company) (i) solely between or among the Company and its wholly-owned subsidiaries or solely between or among two or more wholly-owned subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines;

•	incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than (i) guarantees by the Company of permitted indebtedness of its wholly-owned subsidiaries or guarantees by the wholly-owned subsidiaries of the Company of permitted indebtedness of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines;

•	make any loans, advance or capital contributions to, or investments in, any person, other than (i) the Company or any of its wholly-owned subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines;

•	settle, commence or discharge any material action made or pending against the Company or any of its subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of actions that would not reasonably be expected to prohibit or materially restrict the Company and its subsidiaries from operating their respective businesses in substantially the same manner as operated on the date of the Merger Agreement or require the waiver or release of any material rights or claims;

•	cancel any material indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

•	make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of reserves), (ii) to Investment Guidelines or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company’s insurance subsidiary, in each case, except as required by GAAP or SAP;

•	conduct any material revaluation of any asset, including any material writing-off of accounts receivable or reinsurance recoverables, other than as required by GAAP or SAP;

•	except as required by a benefit plan as of the date of the Merger Agreement, grant any increases in the compensation or benefits of any of its directors, officers or employees;

•	except as required by a benefit plan as of the Merger Agreement, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any benefit plan, or (iii) establish, adopt, enter into, amend or terminate any material benefit plan (or any plan, program, agreement, or arrangement that would constitute a material benefit plan if in effect on the date of the Merger Agreement);

•	make, revoke or change any material tax election, settle or compromise any material proceeding relating to taxes, file any material amended tax return, fail to file any material tax return when due or surrender any right to claim a material tax refund, offset or other material reduction in tax liability;

•	enter into or amend or modify in any material respect, terminate, cancel or extend any material contract or enter into any contract or agreement that if in effect as of the date of the Merger Agreement would be a material contract or reinsurance contract, other than in the ordinary course of business consistent with past practice;

•	enter into or amend in any manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its subsidiaries or with any affiliate of any of the foregoing persons or any other person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its subsidiaries;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its subsidiaries;

•	(i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by law or by policies imposed, or requests made, by a governmental authority;

•	enter into any agreement or commitment with any Insurance Regulatory Authority other than in the ordinary course of business consistent with past practice;

•	enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the investment assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the investment assets to which the Company or any of its subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•	agree to take any action described in the above bullet points.

Regulatory Filings; Best Efforts

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company, Parent, Merger Sub and Buyer will use reasonable best efforts to:

•	(i) obtain all necessary, proper or advisable consents, approvals, authorizations, waivers or exemptions from governmental authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any governmental authority (including under insurance laws); and (ii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement;

•	take any and all actions and do the things necessary, proper or advisable to avoid impediments under any applicable law that may be asserted by, or any order that may be entered with, any governmental authority with respect to the Merger Agreement, the Merger or any other transaction contemplated thereby so as to enable the closing to occur, in the most expeditious manner practicable, including using reasonable best efforts to (i) resolve any objections that may be asserted by any governmental authority with respect to the Merger or any other transaction contemplated thereby and (ii) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated thereby;

•	take the following actions within ten business days of the date of the Merger Agreement: (i) Buyer will, together with its “controlled person” applicants, file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Iowa, substantially in the form attached to the Buyer Disclosure Letter, (ii) Buyer will, together with its “controlled person” applicants, file a Section 1506 filing, together with all exhibits, affidavits and certificates, with the Superintendent of Financial Services of the State of New York, substantially in the form attached to the Buyer Disclosure Letter, (iii) Buyer will make a filing with the Vermont Department of Financial Regulation as may be required by Vermont Insurance Regulation C-81-2 Section 14, (iv) Buyer will make a filing with the CIRC, if so required by applicable law, and (v) Buyer and the Company will submit to CFIUS a draft of a joint voluntary notice of the transaction contemplated by the Merger Agreement (the “CFIUS Notice”). Buyer and the Company will use reasonable best efforts to provide any requested supplemental information and other related information pursuant to the DPA, and submit a final CFIUS Notice and other related information pursuant to the DPA as promptly as practicable after receiving any comments to the draft CFIUS Notice during the pre-notice consultation process. All filing fees payable in connection with the foregoing will be borne by Buyer. Buyer will use its reasonable best efforts promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits or information that may be required or requested by any governmental authority relating to Buyer or its subsidiaries or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement. Buyer will, and will cause its subsidiaries and its and their respective directors, officers and employees, to execute and deliver any “untrustworthy commitment letters”. Buyer, Parent or Merger Sub will not at any time prior to the closing, in connection with the transactions contemplated by the Merger Agreement, file any application with or request for non-disapproval by any governmental authority with respect to any inter-affiliate transaction between any of the Company’s insurance subsidiaries, on the one hand, and Buyer or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable law (other than, for the avoidance of doubt, any transaction contemplated by the Merger Agreement);

Each of Buyer, Parent, Merger Sub and the Company have agreed to:

•	consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and will keep each other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Each of Buyer, Parent, Merger Sub and the Company have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable law, each shall consult the other on, any filing made with, or written materials submitted to, any governmental authority in connection with the U.S. regulatory filings made in connection with the transactions contemplated by the Merger Agreement and each party agreed to in good faith consider any comments of the other parties thereon.

•	promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable law and with respect to the U.S. regulatory filings;

•	promptly advise each other upon receiving any communication from any governmental authority (other than the CIRC) whose consent, approval, authorization, waiver or exemption is required for the consummation of the transactions contemplated by the Merger Agreement to the extent related to the transactions contemplated by the Merger Agreement or the filings made pursuant to thereto, including promptly furnishing to each other copies of any written or electronic communications to the extent related thereto, and promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned;

Buyer will give the Company reasonable prior notice of any live or telephonic meeting with any governmental authority (other than CIRC) in respect of any filings, investigation or other inquiry (other than solely ministerial matters) relating to the transactions contemplated by the Merger Agreement and will give the Company, to the extent permitted by applicable law and by such governmental authority, the opportunity to attend and participate in such meeting (other than with CIRC); provided, however, that Buyer will have the right to require that the Company’s representatives not attend or participate in any portion of any such meeting to the extent (i) concerning Buyer’s valuation analyses with respect to the Company and its subsidiaries, (ii) as necessary to comply with written contracts in effect on the date of the Merger Agreement or (iii) to address reasonable privilege and confidentiality concerns;

For purposes of the Merger Agreement, “reasonable best efforts” shall be deemed to include, subject to the proviso below, complying with any requirements of applicable law or order or of any governmental authority that may arise or be imposed in connection with seeking and obtaining any consents, approvals, authorizations, waivers or exemptions of any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement; provided, that, for the purposes of the Merger Agreement, “reasonable best efforts” shall not require, or be deemed to require, Buyer, Parent, Merger Sub or any of their affiliates to agree to or take any action that would result in (i) with respect to the regulatory approval from the Iowa Insurance Division, set forth in the Merger Agreement, any arrangements, conditions or restrictions imposed by the Iowa Insurance Division that would, (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) require any capital contributions, capital maintenance agreements or other arrangements having the same force and effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries (not including the Company and its subsidiaries), taken as a whole, measured as if Buyer and its subsidiaries were the size of the Company and its subsidiaries, taken as a whole, or (ii) with respect to the regulatory approval from CIRC, set forth in the Merger Agreement, and the regulatory approval from CFIUS, set forth in the Merger Agreement, any arrangements, conditions or restrictions imposed by CIRC or CFIUS, respectively, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or results of operations of Buyer and its subsidiaries (not including the Company and its subsidiaries), taken as a whole (any such arrangements, conditions or restrictions set forth in clauses (i) and (ii) in this proviso, a “Burdensome Condition”). Prior to invoking a Burdensome Condition, Buyer is obligated to confer, in good faith, with the Company in order to work around or mitigate the impact of such Burdensome Condition so that it is no longer a Burdensome Condition.

Written Consent

Immediately after the execution of the Merger Agreement, the Company must, in accordance with the DGCL, take all actions necessary to seek and obtain the irrevocable Written Consent of the Majority Stockholder. As promptly as practicable after receipt of the Written Consent, the Company will deliver to Parent a copy (including by facsimile or other electronic image scan) of the executed Written Consent. Following the execution of the Merger Agreement, the Written Consent was delivered to the Company and Parent on November 8, 2015.

Takeover Proposals

The Merger Agreement provides that (i) the Company and its directors and officers will not, (ii) the Company’s subsidiaries and its subsidiaries’ directors and officers will not and (iii) the Company will use reasonable best efforts to ensure that its and its subsidiaries’ other representatives will not, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any Takeover Proposal;

•	enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	publicly propose or agree to do any of the foregoing.

The Company will, and will cause its subsidiaries and direct its representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal.

The Merger Agreement provides that the term “Takeover Proposal” means any inquiry, proposal or offer from any third party relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock, (ii) 15% or more (based on the fair market value thereof, as determined by the Board) of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its subsidiaries that generate 15% or more of consolidated revenues or net income;

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any Company’s insurance subsidiaries, other than, in each case, the transactions contemplated by the Merger Agreement.

With respect to the Company receiving a Takeover Proposal, the Company will:

•	as promptly as practicable (and in any event, within twenty-four hours of receipt), advise Parent orally and in writing of the receipt of any Takeover Proposal after the date of the Merger Agreement, provide a copy of the Takeover Proposal, including any proposed draft agreement or term sheet submitted in connection therewith (or, where such copy is not available, a reasonably detailed summary of the material terms and conditions of any such Takeover Proposal) and the identity of the person making any such Takeover Proposal; and

•	keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments with respect to any such Takeover Proposal (including any material changes thereto) and will as promptly as practicable provide Buyer copies of any written communications that describe any material terms and conditions of any such Takeover Proposal.

Change of Recommendation

The Board and any committee thereof cannot:

•	withdraw (or modify in a manner adverse to Buyer), or publicly propose to withdraw or withhold (or modify in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by the Board or any such committee of the Merger Agreement or the Merger;

•	recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into, any Takeover Proposal documentation.

Notwithstanding the foregoing or anything else in the Merger Agreement to the contrary, at any time prior to Parent’s receipt of the Written Consent, the Board may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, (i) make an Adverse Recommendation Change or (ii) cause or permit the Company to terminate the Merger Agreement in order to enter into an agreement regarding a superior proposal, but only if:

•	the Company has complied in all material respects with the non-solicitation provisions of the Merger Agreement and will have given Parent written notice at least four business days prior to taking such action, that the Board intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the person making such Superior Proposal; and

•	if requested by Parent during such four business day period, the Company and its representatives shall engage in good faith negotiations with Parent and its representatives to amend the Merger Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of the Merger Agreement proposed by Parent in writing to the Company following the notice of Superior Proposal.

Superior Proposal

Notwithstanding the restrictions described above, at any time prior to Parent’s receipt of the Written Consent in response to a bona fide written Takeover Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, if the Board determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may and may authorize and permit its subsidiaries and representatives to (A) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the person making such Takeover Proposal than those set forth in the confidentiality agreement between Buyer and the Company are to Buyer and its subsidiaries, provided that all such information has previously been provided to Buyer or Parent or is provided to Buyer or Parent prior to or substantially concurrently with the time it is provided to such person and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal if and only if that in connection with the foregoing clauses (A) and (B) the Board determines in good faith, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

The Merger Agreement provides that the term “superior proposal” means any Takeover Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Board determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), as the Board considers to be appropriate, (a) is more favorable to the stockholders of the Company from a financial point of view than the Merger and (b) is reasonably likely to be consummated on the terms proposed.

Nothing in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position pursuant to SEC rules with respect to a tender or exchange offer by a third party or any similar disclosure to its stockholders if the Board determines (after consultation with its financial advisors and outside counsel) that failure to do so would be inconsistent with its fiduciary duties under Delaware law, subject to compliance with the procedures set forth above in connection with a change of recommendation.

Treatment of Equity and Equity-Based Awards

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The Merger Agreement, as subsequently modified in respect of certain Company PRSUs, provides that, at the Effective Time:

•	Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash, if any, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $26.80 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	Each Company PRSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the actual number of shares of Company Common Stock underlying such Company PRSUs based on the actual levels of performance for fiscal 2014 (124.6% of target) and fiscal 2015 (109% of target) and the target level of performance for fiscal 2016 multiplied by (ii) $26.80, without interest and less applicable taxes.

•	Each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Stock underlying such Company Restricted Stock Right multiplied by (ii) $26.80, without interest and less applicable taxes.

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by FGLH

The Merger Agreement provides that, at the Effective Time:

•	Each Subsidiary Stock Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of FGLH common stock underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $152.44 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	Each Subsidiary RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of FGLH common stock underlying such Subsidiary RSU multiplied by (ii) $152.44, without interest and less applicable taxes.

•	Each Subsidiary Dividend Equivalent that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be cancelled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

Employee Matters

For twelve months following the completion of the Merger, Parent will, or will cause the surviving corporation and its subsidiaries to, provide each individual who is an employee of Fidelity & Guaranty Life or its subsidiaries at the completion of the Merger (each, a “Continuing Employee”) with:

(i) a base salary and incentive opportunities (other than equity incentive opportunities) that are, in each case, no less favorable than those applicable to each such employee immediately prior to the completion of the Merger; and

(ii) retirement and welfare benefits that are not materially less favorable, in the aggregate, than those retirement and welfare benefits provided to such employees immediately prior to the completion of the Merger.

Any Continuing Employee who incurs a termination of employment during the twelve (12) month period following the completion of the Merger will receive severance payments and benefits that are no less favorable than those to which the employee would have been entitled with respect to such termination under the severance policies of Fidelity & Guaranty Life in effect immediately prior to the completion of the Merger.

Parent will cause the surviving corporation and its subsidiaries to honor all obligations under the Company’s benefit plans that were in existence as of completion of the Merger in accordance with their terms as in effect immediately prior to the completion of the Merger.

Parent will cause each Continuing Employee to generally be provided with credit for such employee’s service with the Company and its subsidiaries under any benefit plans maintained by Parent, the surviving corporation or any of their respective subsidiaries in which such employee participates following the completion of the Merger to the same extent recognized by the Company immediately prior to the completion of the Merger, except that such service will not be recognized if it would result in a duplication of benefits with respect to the same period of service.

With respect to each Continuing Employee, Parent will use reasonable best efforts to: (i) waive any preexisting condition limitations otherwise applicable to such employee under any health benefit plan of Parent or any subsidiary of Parent in which such employee may be eligible to participate following the completion of the Merger, other than any limitations that were in effect with respect to such employee as of the completion of the Merger under the analogous Company benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such employee under the health plans in which the employee participated immediately prior to the completion of the Merger during the portion of the calendar year prior to the completion of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the surviving corporation or any of their respective subsidiaries in which they are eligible to participate after the completion of the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the completion of the Merger, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Fidelity & Guaranty Life benefit plan prior to the completion of the Merger.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, the surviving company will and Parent will cause the surviving company to indemnify and hold harmless to the fullest extent permitted by Delaware law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement and permitted by the DGCL all past and present directors and officers of the Company and its subsidiaries for acts or omissions occurring at or prior to the Effective Time.

In addition, for a period of six (6) years after the Effective Time, Parent and the surviving corporation will use reasonable best efforts to maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional individuals who prior to the effective time become) covered by the Company’s directors’ and officers’ insurance policy with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under the Company’s current directors’ and officers’ insurance policy; provided, however, that in no event will Parent or the surviving corporation be required to expend in any one year an amount in excess of the Maximum Premium; and provided, further, that if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the surviving corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium. In lieu of the foregoing insurance coverage, the Company (with Parent’s consent, not to be unreasonably withheld, conditioned or delayed) or Parent may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium described above.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, in which each of Parent and the Company covenants or agrees to consult with the other party before issuing, and shall not issue without the prior consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), any press release or other public statement with respect to the Merger Agreement or the Merger, except as may be required by law or stock exchange listing requirement.

In addition, the Company will, and will cause its officers, directors, employees, auditors, attorneys and financial advisors and other agents or advisors to afford the officers, directors, employees, auditors, attorneys and financial advisors and other agents, advisors and financing sources of Buyer, Parent and Merger Sub reasonable access during normal business hours upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and will cause its subsidiaries to furnish, as promptly as practicable, to Parent (A) a copy of each report filed with or furnished to the SEC or an insurance regulatory authority after the date of the Merger Agreement and any material correspondence or other materials received from any such agency with respect to the Company, its subsidiaries or their businesses or personnel and (B) all other information with respect to the Company and its Subsidiaries and their business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its subsidiaries are obligated to provide any such access or information to the extent that doing so (x) would be reasonably likely to cause a waiver of attorney-client privilege or loss of attorney work product protection, (y) would constitute a violation of any applicable law or order, or (z) would violate any contract to which the Company or any of its subsidiaries is a party or bound.

Furthermore, the Company, in consultation with Parent, will prepare and file with the SEC this information statement; and, promptly after receiving clearance from the SEC, mail this information statement to its stockholders.

From the date of the Merger Agreement to the Effective Time, Parent will have the right to designate up to a total of six directors, officers or employees of Buyer, Parent or their respective subsidiaries (including, but not limited to, any such director, officer or employee having expertise in finance, human resources, actuarial accounting and risk management) to be present in the offices of the Company and its subsidiaries during normal business hours for the purpose of facilitating the planning for the integration and post-closing operations of the Company and its subsidiaries and Parent and to facilitate the Parent’s access to information as provided in the Merger Agreement, and for this purpose the Company and its subsidiaries will provide such designated directors, officers and employees with available office space and available administrative support as may be reasonably requested by Parent for such directors, officers and employees to carry out their functions as contemplated by the Merger Agreement; provided, however, that in the event Parent desires to designate more than six directors, officers or employees of Buyer, Parent or their respective subsidiaries pursuant to the Merger Agreement, Parent and the Company will cooperate in good faith to mutually agree upon a reasonable number for any such additional directors, officers or employees of Buyer, Parent or their respective subsidiaries. Notwithstanding the foregoing, the Company and its subsidiaries may limit the presence and access of such directors, officers and employees to the extent it believes in good faith that such limitation is necessary in order to (i) protect attorney-client privilege or the loss of attorney work product protection, (ii) comply with any applicable law or order, or (iii) comply with any contract entered into prior to the date of the Merger Agreement to which the Company or any of its subsidiaries is a party or bound; provided, however, that such limitation will be constructed to the extent possible in a manner to achieve the objective set forth in the first sentence of this paragraph, and the Company will use, and will cause its subsidiaries to use, its and their reasonable best efforts to ensure that the resulting arrangements continue to permit the facilitation of the planning for the integration and post-closing operations of the Company and its subsidiaries and Parent as fully as reasonably possible. Notwithstanding anything to the contrary contained in the Merger Agreement, in no event shall the Company or any of its subsidiaries be required to provide access to any drafts, opinions, valuations, memorandum, correspondence or any other materials of the Company or any of its subsidiaries or representatives relating to the negotiation, valuation or consummation of the transactions contemplated by, or the enforcement of, the Merger Agreement.

In addition, Buyer, Parent and Merger Sub will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives to hold in confidence all information received, directly or indirectly, pursuant to the terms of a confidentiality agreement between Buyer and the Company, which confidentiality agreement shall survive the termination of the Merger Agreement.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Common Stock in favor of the adoption of the Merger Agreement shall have been obtained. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 52);

•	this information statement shall have been cleared by the SEC and shall have been sent to stockholders of the Company at least twenty (20) days prior to the closing date;

•	the absence of any applicable law or any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) enacted, issued or enforced by any court or governmental authority and that makes illegal, prevents, prohibits, restrains or enjoins consummation of the Merger; and

•	approvals from the Iowa Insurance Division, the New York Department of Financial Services, the Vermont Department of Financial Regulation, CIRC and CFIUS shall have been obtained and shall remain in full force without, in the case of the regulatory and governmental approvals from the Iowa Insurance Division, CIRC and CFIUS, the imposition of a Burdensome Condition by the applicable governmental authority.

The obligations of Buyer, Parent and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:

•	the Company’s representations and warranties with regards to corporate power and authority and brokerage and finders fees are true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the closing date;

•	the Company’s representations and warranties with regards to certain elements of its capitalization are true and correct at and as of the date of the Merger Agreement and at and as of the closing date (except for de minimis breaches);

•	the Company’s representation and warranty that, since September 30, 2014, no Company Material Adverse Effect has occurred is true and correct as of the date of the Merger Agreement and at and as of the closing date;

•	other than the representations and warranties mentioned in the three bullets directly above, all of the Company’s other representations and warranties are true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time; and

•	the Company having delivered to Parent a certificate, signed by an officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:

•	Buyer, Parent and Merger Sub’s representation and warranty with regards to corporate power and authority is true and correct in all material respects as of the date of the Merger Agreement and at and as of the closing date;

•	Buyer, Parent and Merger Sub’s representation and warranty that, during the period from December 31, 2014 through the date of the Merger Agreement, no Buyer Material Adverse Effect has occurred is true and correct as of the date of the Merger Agreement and at and as of the closing date;

•	other than the representations and warranties mentioned in the two bullets directly above, all of Buyer, Parent and Merger Sub’s other representations and warranties are true and correct (without giving effect to any materiality or Buyer Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect;

•	Buyer, Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time; and

•	Buyer having delivered to the Company a certificate, signed by an officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the Company and Parent.

In addition, the Merger Agreement may be terminated by either Parent or the Company if:

•	any governmental authority has issued a final and nonappealable order or there exists any law, in each case, permanently preventing or prohibiting the Merger; or

•

the Merger is not consummated prior to September 8, 2016; but if the only conditions not satisfied as of September 8, 2016, are that the Requisite Regulatory Approvals have not been obtained, the outside termination date will automatically be extended by 60 days; provided that the right to terminate the

Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date.

The Merger Agreement also may be terminated by Parent if:

•	the Written Consent has not been executed and delivered to Parent within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following Parent’s receipt of the Written Consent on November 8, 2015;

•	there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy the conditions to Buyer, Parent and Merger Sub’s obligations under the Merger Agreement regarding accuracy of the Company’s representations and warranties and performance and compliance by the Company of its agreements under the Merger Agreement, if such failure was continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is sixty (60) days after the date of delivery of such notice of breach and (y) the Outside Termination Date; or

•	(i) the Board makes an Adverse Recommendation Change, (ii) the Board fails to include in the Proxy Statement when mailed, the Company Recommendation, (iii) the Board materially breaches the non-solicitation provisions of the Merger Agreement, (iv) the Board recommends to the Company stockholders that they approve or accept a Superior Proposal, or (v) the Company enters into, or publicly announces its intention to enter into, any Takeover Proposal documentation with respect to a Takeover Proposal.

The Merger Agreement also may be terminated by the Company if:

•	prior to Parent’s receipt of Written Consent, the Board determines (after consultation with its financial advisors and outside counsel) that failure to terminate the agreement with respect to a Superior Proposal would be inconsistent with its fiduciary duties under applicable law (subject to certain notice provisions and Parent’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal and subject to the Company’s substantially concurrent payment to Parent of the Company Termination Fee described below), in order to enter into a definitive agreement regarding a superior proposal; and

•	there has been a breach by Buyer, Parent or Merger Sub of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by Buyer, Parent or Merger Sub to satisfy the conditions to the Company’s obligations under the Merger Agreement regarding accuracy of the representations and warranties of Buyer, Parent and Merger Sub and performance and compliance by Buyer, Parent and Merger Sub of its agreements under the Merger Agreement, if such failure was continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is sixty (60) days after the date of delivery of such notice of breach and (y) the Outside Termination Date.

Termination Fees and Expenses

All costs and expenses (including fees and expenses payable to representatives) incurred in connection with the Merger Agreement, the transaction documents, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Fees Payable by the Company. The Company will pay Parent the Company Termination Fee if the Merger Agreement is terminated:

•	by Parent if the Written Consent has not been executed and delivered within 48 hours after the execution of the Merger Agreement;

•	by Parent if, (i) the Board makes an Adverse Recommendation Change, (ii) the Board fails to include in the Proxy Statement when mailed, the Company Recommendation, (iii) the Board materially breaches its obligations with respect to the non-solicitation provisions of the Merger Agreement, (iv) the Board recommends to the Company stockholders that they approve or accept a Superior Proposal or (v) the Board enters into or publicly announces its intention to enter into, any Takeover Documentation with respect to a Takeover Proposal;

•	by the Company to enter into a definitive binding agreement with respect to a Superior Proposal;

•	by Parent or the Company, if at the Company Stockholders Meeting, the Company Required Vote is not obtained;

•	by Parent or the Company, if the Merger is not consummated prior to the Outside Termination Date, provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

•	by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy the conditions to Buyer, Parent and Merger Sub’s obligations under the Merger Agreement regarding accuracy of the Company’s representations and warranties and performance and compliance by the Company of its agreements under the Merger Agreement, if such failure was continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is sixty (60) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date;

and with respect to the preceding three bullets (i) at any time after the date of execution of the Merger Agreement and prior to such termination, a Takeover Proposal shall have been publicly announced or publicly made known to the Board or the stockholders of the Company, and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement to consummate such Takeover Proposal and thereafter consummates such Takeover Proposal.

Amendment and Waiver

The Merger Agreement may be amended by the parties in writing by action of their respective boards of directors, provided that after the approval of the Merger by the Company stockholders, no amendment, modification or supplement may be made which by law requires the further approval of the stockholders of the Company without such further approval.

Prior to the Effective Time, any of Buyer, Parent, Merger Sub, on the one hand, or the Company, on the other hand, may in a writing signed on behalf of the relevant parties:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

Specific Performance

The parties to the Merger Agreement are entitled to injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court in the state of Delaware or any federal court sitting in the state of Delaware.

Governing Law

The Merger Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction the conflicts of laws principles of Delaware.

MARKET PRICE OF OUR STOCK

Shares of Company Common Stock are listed for trading on the NYSE under the Symbol “FGL.” The following table sets forth, for the fiscal quarters indicated, on a per share basis, the high and low sale prices for Company Common Stock for the periods indicated as reported on the NYSE composite transactions reporting system.

	High	Low
Fiscal Year Ended September 30, 2014
Second Quarter	$24.31	$18.12
Third Quarter	24.52	19.93
Fourth Quarter	24.01	21.08
Fiscal Year Ended September 30, 2015
First Quarter	$26.59	$20.12
Second Quarter	24.85	20.50
Third Quarter	24.24	20.53
Fourth Quarter	27.41	23.01
Fiscal Year Ended September 30, 2016
First Quarter	$27.87	$24.01
Second Quarter (through March 28, 2016)	26.55	23.99

The closing price of the shares of Company Common Stock on the NYSE on November 6, 2015, the last full trading day prior to the announcement of the merger, was $26.22 per share. On March 28, 2016, the most recent practicable date before this information statement was printed, the closing price for the shares of Company Common Stock on the NYSE was $26.31 per share.

In connection with the merger, the Company agreed not to declare or pay any dividend or other distribution with respect to its capital stock, except for the Company’s regular quarterly cash dividend for its common stock consistent with past practice and not in excess of $0.065 per share.

Following the merger there will be no further market for Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex C to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than ten (10) days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the Effective Time) or will be the date of the Effective Time (if sent following the Effective Time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or April 21, 2016. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Fidelity & Guaranty Life, 601 Locust Street, 14th Floor, Des Moines, IA 50309-3738, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within 10 days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value of such stockholder’s shares as determined in any such appraisal proceeding, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest and less any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and less any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, without interest and less any required withholding taxes, within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.fglife.com. Our website address is being provided as an inactive textual reference only. The material located on such website is not a part of, or otherwise incorporated into, this information statement.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Fidelity & Guaranty Life Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended September 30, 2015
Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K	Fiscal Year ended September 30, 2015
Quarterly Report on Form 10-Q	Quarterly period ended December 31, 2015

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Fidelity & Guaranty Life, Two Ruan Center, 601 Locust Street, 14th Floor, Des Moines, Iowa 50309, Attention: Investor Relations Department, Telephone: (515) 330-3307.

Buyer, Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Buyer, Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if requested. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated March 29, 2016. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ANBANG INSURANCE GROUP CO., LTD.,

AB INFINITY HOLDING, INC.,

AB MERGER SUB, INC.

and

FIDELITY & GUARANTY LIFE

Dated as of November 8, 2015

A-i

A-ii

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation By-laws
Exhibit C	Stockholder Written Consent

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of November 8, 2015, is by and among Anbang Insurance Group Co., Ltd., a joint-stock insurance company established in the People’s Republic of China (“AIG”), AB Infinity Holding, Inc., a Delaware corporation and wholly-owned subsidiary of AIG (“Parent”), AB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to AIG’s and Parent’s willingness to enter into this Agreement, a certain stockholder of the Company is executing and delivering to the Company and Parent an irrevocable written consent pursuant to which such holder shall approve and adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the Board of Directors of AIG and Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Defined Terms.

“Action” shall mean any actual or pending action, suit, investigation (other than any ordinary course examination by any Governmental Authority) or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.06(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Leucadia National Corporation and Fortress Investment Group LLC and their respective Affiliates, other than HRG Group, Inc. and its controlled Affiliates, shall not constitute “Affiliates” of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“AIG” shall have the meaning set forth in the Preamble.

“AIG By-laws” shall mean AIG’s By-laws as in effect as of the date hereof.

“AIG Disclosure Letter” shall mean the AIG Disclosure Letter dated the date hereof and delivered by AIG to the Company prior to the execution of this Agreement.

“AIG Material Adverse Effect” shall mean any change, event or effect that prevents or materially delays or impairs the ability of AIG or Parent to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

“AIG Permits” shall mean all authorizations, licenses, permits, exemptions, franchises, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of the businesses of AIG and its Subsidiaries.

“Amendment” shall have the meaning set forth in Section 6.07(a).

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.

“beneficial owner” shall have the meaning assigned in Rule 13d-3 under the Exchange Act.

“Benefit Plan” shall have the meaning set forth in Section 4.17(a).

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Burdensome Condition” shall have the meaning set forth in Section 6.03(h).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Beijing, People’s Republic of China are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each Book-Entry Share.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Notice” shall have the meaning set forth in Section 6.03(c).

“Change in Circumstance” shall mean any material event or development or material change in circumstance with respect to the Company or its Subsidiaries occurring or arising from or after the date of this Agreement that was not known or reasonably foreseeable to the Company Board of Directors prior to the date hereof; provided, that in no event shall the receipt, existence or terms of a Takeover Proposal constitute a Change in Circumstance.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of September 30, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Board of Directors” shall have the meaning set forth in the Recitals.

“Company By-laws” shall mean the Second Amended and Restated By-laws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 6.10(a).

“Company Equity Plan” shall mean the 2013 Stock Incentive Plan and any other plan or award agreement pursuant to which outstanding Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights have been granted.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries (including any related notes and schedules attached thereto) included in the Company Reports.

“Company Indenture” shall mean the Indenture, dated as of March 27, 2013, by and among Fidelity & Guaranty Life Holdings, as issuer, the subsidiary guarantors parties thereto and Wells Fargo Bank, National Association, as Trustee, as amended or modified from time to time.

“Company Insurance Subsidiaries” shall have the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” shall mean (i) any change, event or effect that, individually or in the aggregate with all other changes, events or effects has a material adverse effect on the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event or effect that results from changes affecting the United States life insurance and annuity industry or the United States economy, or from changes after the date of this Agreement in worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause thereof) or any change in the price or trading volume of the Company Common Stock (but not the underlying cause thereof), (c) any change, event or effect arising out of the entering into, announcement of and performance of this Agreement, including compliance with the covenants set forth herein, and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders or employees of the Company and its Subsidiaries, (d) the outbreak or escalation of war, military action, sabotage or acts of terrorism, or changes due to any pandemic, natural disaster or other act of nature, in each case involving or impacting the United States and arising or occurring after the date of this Agreement, (e) any action taken or omitted to be taken by the Company at the request or with the prior consent of AIG, Parent or Merger Sub or the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (f) changes in or adoption of any applicable Laws or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed by applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board) occurring after the date of this Agreement and (g) any downgrade in the credit rating or financial strength rating of the Company, any of its Subsidiaries or its or their outstanding debt (but not the underlying cause thereof) if the applicable rating agency’s reason(s) for such action are primarily attributable to any change or changes in the business operations and prospects of the Company and its Subsidiaries proposed by AIG, Parent, any of its Subsidiaries or its or their Representatives; except with respect to clauses (a), (d) or (f), to the extent that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate or (ii) any change, event or effect that prevents or materially delays or impairs the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

“Company Performance RSU” shall mean a performance restricted stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit.

“Company Permits” shall mean all authorizations, licenses, permits, exemptions, franchises, consents, certificates, approvals and orders of all Governmental Authorities issued or granted for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Recommendation” shall have the meaning set forth in Section 6.05.

“Company Reports” shall mean all forms, reports, statements, schedules attached thereto, prospectuses, registration statements, definitive proxy statements and other documents (as supplemented and amended since the time of filing) filed, furnished or required to be filed or furnished by the Company with the SEC since June 30, 2014.

“Company Required Vote” shall mean the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Restricted Stock Right” shall mean a share of Company Common Stock granted pursuant to a Company Equity Plan that vests solely on the basis of time.

“Company SAP Statements” shall have the meaning set forth in Section 4.11.

“Company Stock Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to register, issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests or voting securities in, the Company.

“Company Stockholders” shall have the meaning set forth in the Recitals.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.

“Company Termination Fee” shall be $51,450,000.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between the Company and Anbang Group Holdings Co. Limited, effective as of May 12, 2015.

“Contract” shall have the meaning set forth in Section 4.05(a).

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Converted Shares” shall have the meaning set forth in Section 2.04(b).

“Credit Agreement” shall have the meaning set forth in Section 6.07(a).

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall have the meaning set forth in the Recitals.

“DPA” means Section 721 of the Defense Production Act of 1950, codified at 50 U.S.C. App. § 2170.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Environmental Laws” shall mean any Laws governing pollution or the protection of human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Fidelity & Guaranty Life Holdings” shall mean Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission, self-regulatory agency or other governmental authority or agency, domestic or foreign.

“Indebtedness” shall have the meaning set forth in Section 6.01(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Information Statement” shall mean a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.

“Insurance Contract” shall mean any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Subsidiaries prior to the Closing.

“Insurance Laws” shall have the meaning set forth in Section 4.11(a).

“Insurance Regulatory Authority” shall mean, with respect to any jurisdiction, the Governmental Authority charged with the supervision of a Company Insurance Subsidiary in such jurisdiction.

“Intellectual Property Rights” shall mean all intellectual property worldwide, including trademarks, service marks, trade names, fictitious names, trade dress, logos, corporate names, social media identifiers, and other indicia of origin, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; domain names; patents, including pending applications, provisional applications, continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof and therefor; copyrights, whether registered or unregistered, and all applications for registration thereof; and know-how, trade secrets and similar proprietary intellectual property rights.

“Investment Assets” shall have the meaning set forth in Section 4.14(a).

“Investment Guidelines” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Company Disclosure Letter of such fact or matter as of the date hereof, in each case, after reasonable inquiry, and (b) AIG as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the AIG Disclosure Letter of such fact or matter as of the date hereof, in each case, after reasonable inquiry.

“Law” shall mean any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 3.02(a).

“Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance, hypothecation, option or conditional sale or other title retention agreement or transfer restriction.

“Material Contract” shall have the meaning set forth in Section 4.10(a).

“Maximum Premium” shall have the meaning set forth in Section 6.11(b).

“Measurement Date” shall have the meaning set forth in Section 4.03(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.04(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“New Financing” shall have the meaning set forth in Section 6.07(a).

“Notes” shall have the meaning set forth in the Company Indenture.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.06(b).

“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Actuarial Analysis” shall have the meaning set forth in Section 4.12(b).

“Outside Termination Date” shall have the meaning set forth in Section 8.01(g).

“Parent” shall have the meaning set forth in the Preamble.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Permitted Liens” means (a) any Liens disclosed in the Company Financial Statements, (b) Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (e) Liens related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states, (f) Liens or other restrictions on transfer imposed by applicable insurance Law, (g) Liens incurred or deposits made to a Governmental Authority in connection with a Company Permit, (h) clearing and settlement Liens on securities and other investment assets incurred in the ordinary course of clearing and settlement transactions in such securities and other investment assets and holding them with custodians, (i) Liens recorded against, and landlords’ or lessors’ liens under, the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter and (j) Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value or the continued use or operation of any assets that are material to the conduct of the business of the Company and its Subsidiaries, taken as whole, as conducted on the date hereof.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Producers” shall mean the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Registered Intellectual Property Rights” shall have the meaning set forth in Section 4.19.

“Reinsurance Contracts” shall have the meaning set forth in Section 4.13.

“Representatives” shall mean directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.01(c).

“Reserves” shall mean all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Subsidiary as required by SAP.

“SAP” shall mean, as to any Company Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Insurance Regulatory Authority.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shares” shall have the meaning set forth in Section 2.04(a).

“Stockholder Written Consent” shall have the meaning set forth in Section 6.04(a).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Cancellation Amount” shall have the meaning set forth in Section 2.07(d)(i).

“Subsidiary Stock Plan” shall mean the Fidelity & Guaranty Life Holdings Amended and Restated Stock Incentive Plan, dated November 7, 2013.

“Subsidiary Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests or voting securities in, any Subsidiary of the Company.

“Superior Proposal” shall mean any Takeover Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Company Board of Directors determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), as the Company Board of Directors considers to be appropriate, (a) is more favorable to the stockholders of the Company from a financial point of view than the Merger and (b) is reasonably likely to be consummated on the terms proposed.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock, (ii) 15% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its Subsidiaries that generate 15% or more of consolidated revenues or net income, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any Company Insurance Subsidiary, other than, in each case, the transactions contemplated by this Agreement.

“Takeover Proposal Documentation” shall mean any letter of intent, agreement in principle, memorandum of understanding, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(a)).

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, schedule or attachment, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than AIG, Parent, Merger Sub or any Affiliates thereof.

“U.S. Regulatory Filings” shall mean the filings to be made pursuant to clauses (i), (ii), (iii) and (v) of Section 6.03(c).

“Written Consent Delivery Period” shall have the meaning set forth in Section 6.04(a).

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated: (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this

Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to November 8, 2015; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the AIG Disclosure Letter) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means AIG, Parent, Merger Sub or the Company and references to “parties” hereto means AIG, Parent, Merger Sub and the Company.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the AIG Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(j) The phrase “made available,” when used in reference to anything made available to Parent shall mean made available to AIG, Parent or Merger Sub.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the date that is the tenth (10th) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties (the date on which the Closing occurs, the “Closing Date”).

Section 2.03 Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by Parent. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.04 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of AIG, Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares and Company Restricted Stock Rights) shall be cancelled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically only into the right to receive, in cash, without interest, $26.80 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share owned by the Company as treasury stock or otherwise and each Share owned by AIG, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any Subsidiary of the Company and each Share owned by any Subsidiary of AIG other than Merger Sub immediately prior to the Effective Time (the “Converted Shares”) shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, along with any Converted Shares, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.11).

(b) At the Effective Time, pursuant to the Merger, the by-laws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the by-laws of the Surviving Corporation. Thereafter, the by-laws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.11).

Section 2.06 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.07 Treatment of Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights and Cash-Settled Awards.

(a) Company Stock Options. At the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount, if any, equal to the product of (i) the total number of Shares underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. Each Company Stock Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(a). In the event the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any payment in respect thereof.

(b) Company Performance RSUs. At the Effective Time, each Company Performance RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) the Merger Consideration; provided, that for purposes of clause (i), the number of shares of Company Common Stock in respect of such Company Performance RSU immediately prior to the Effective Time shall be deemed to be the target number of shares of Company Common Stock subject to such Company Performance RSU. Each Company Performance RSU issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(b).

(c) Company Restricted Stock Rights. At the Effective Time, each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) the Merger Consideration. Each Company Restricted Stock Right issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(c).

(d) Cash-Settled Awards.

(i) Fidelity & Guaranty Life Holdings Stock Options. At the Effective Time, any stock option under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock underlying such stock option multiplied by (B) the excess, if any, of $152.44 (the “Subsidiary Cancellation Amount”) over the exercise price per share of Fidelity & Guaranty Life Holdings common stock underlying such stock option. Each Fidelity & Guaranty Life Holdings stock option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(i). In the event the exercise price of any stock option under the Subsidiary Stock Plan is equal to or greater than the Subsidiary Cancellation Amount, such stock option under the Subsidiary Stock Plan shall be cancelled without any payment in respect thereof.

(ii) Fidelity & Guaranty Life Holdings Restricted Stock Units. At the Effective Time, any restricted stock unit under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock subject to such restricted stock units multiplied by (B) the Subsidiary Cancellation Amount. Each Fidelity & Guaranty Life Holdings restricted stock unit issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(ii).

(iii) Fidelity & Guaranty Life Holdings Dividend Equivalents. At the Effective Time, each dividend equivalent under the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the applicable amount accrued with respect thereto. Each Fidelity & Guaranty Life Holdings dividend equivalent issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately cancelled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(iii).

(e) Payment. Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans and the cash-settled awards described in Section 2.07(d) pursuant to Section 409A of the Code, Parent shall, or shall cause the Surviving Corporation to, pay in cash through its payroll systems all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the end of the Company’s first regularly scheduled payroll period following the Effective Time; provided, that any such amounts shall be paid without interest.

(f) Required Actions. As promptly as reasonably practicable following the date hereof, the Company shall, or shall cause one of its Subsidiaries, as applicable, to (i) take all actions as may be necessary to implement the provisions of this Section 2.07, and (ii) if requested by Parent, take all actions as may be necessary to terminate the Company Equity Plan and/or the Subsidiary Stock Plan, effective as of and conditioned upon the occurrence of the Effective Time.

(g) No Other Payments. Other than with respect to those Company Stock Rights and Subsidiary Stock Rights set forth in Section 4.03(b) of the Company Disclosure Letter and Section 4.03(c) of the Company Disclosure Letter, respectively, there will be no other payments with respect to any Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights or any stock option, restricted stock unit or dividend equivalent under the Subsidiary Stock Plan pursuant to clauses (a) through (d) of this Section 2.07.

Section 2.08 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights with respect to, any such demands, or agree to do or commit to do any of the foregoing; provided that in the event the Company is required under the DGCL to undertake any of the foregoing actions, the Company shall give prompt, written notice of such undertaking to Parent.

Section 2.09 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.01 Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide or cause to be provided additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.02 Exchange Procedures.

(a) As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04 (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in accordance with this Article III.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the sole right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 3.03 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.

Section 3.04 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05 No Liability. None of AIG, Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares eighteen (18) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may reasonably direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of Shares formerly represented by such Certificate pursuant to the provisions of this Article III.

Section 3.07 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, AIG, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights or cash-settled awards described in Section 2.07(d), such amounts as AIG, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by AIG, Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by AIG, Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company Report filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature) or (ii) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01 Organization and Good Standing; Organizational Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate or similar power and authority in all material respects to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company By-laws that are incorporated by reference into the Company 10-K are true and complete copies thereof as in effect on the date hereof. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws, or equivalent organizational documents, of each Subsidiary of the Company as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws and the Subsidiaries of the Company are not in violation (in the case of any Subsidiary other than a Company Insurance Subsidiary, in any material respect) of any of the provisions of their respective organizational documents.

Section 4.02 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger, the adoption of this Agreement by the Company Required Vote). This Agreement has

been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by AIG, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the Company Board of Directors has (i) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) recommended that the Company Stockholders adopt this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholders Meeting, if required to be held pursuant to the terms of this Agreement. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Required Vote.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of the close of business on November 6, 2015 (the “Measurement Date”), 58,862,009 shares of Company Common Stock were issued and outstanding of which (i) 291,963 shares are Company Restricted Stock Rights, as set forth in Section 4.03(b), and (ii) 512,391 shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plans outstanding on the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b) As of the Measurement Date (i) 313,212 Company Stock Options are outstanding, (ii) 509,885 Company Performance RSUs are outstanding, assuming settlement of such awards at target performance, (iii) 291,963 Company Restricted Stock Rights are outstanding and (iv) 1,347,288 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plans. Section 4.03(b) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto (assuming target level performance). Except as set forth in this Section 4.03(b), there are no Company Stock Rights.

(c) As of the Measurement Date (i) 86,401 Fidelity & Guaranty Life Holdings stock options are outstanding, (ii) 11,324 Fidelity & Guaranty Life Holdings restricted stock units are outstanding, (iii) 110,773 Fidelity & Guaranty Life Holdings dividend equivalents are outstanding and (iv) no shares of Fidelity & Guaranty Life Holdings common stock are authorized and reserved for future issuance pursuant to the Subsidiary Stock Plans. Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Subsidiary Stock Plan or the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan, as applicable, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Fidelity & Guaranty Life Holdings common stock subject thereto. Except as set forth in this Section 4.03(c), there are no Subsidiary Stock Rights.

(d) There are no outstanding binding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than the Company or any wholly-owned Subsidiary of the Company.

Section 4.04 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. Except for the Subsidiaries of the Company referenced in the prior sentence and Investment Assets, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other Person. The Company or one of its wholly-owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares or other equity interests are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company free and clear of all Liens, other than restrictions on transfer imposed by applicable insurance Law. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.03(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority by or with respect to the Company or any of its Subsidiaries, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the New York Stock Exchange, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Compliance. The Company and its Subsidiaries hold, and at all times since June 30, 2014 have held, all Company Permits material to the conduct of their respective businesses and are, and since June 30, 2014 have been, in compliance with the terms of such material Company Permits. All such material Company Permits are in full force and effect in all material respects. The business of the Company and its Subsidiaries is not being, and at all times since June 30, 2014 has not been, conducted in material violation of any Law or Order. Since June 30, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any material violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

Section 4.07 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries, their respective businesses, assets, properties or rights, or their respective current or former directors or officers in their capacities as such, that, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect.

(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since June 30, 2014, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC, and has paid all fees and assessments due and payable in connection therewith. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company Reports. None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no liabilities of the Company or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since September 30, 2014, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) Since June 30, 2014, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, (a) since September 30, 2014 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects and have not taken any action which, if taken after the date of this Agreement, would have required Parent’s prior written consent pursuant to Section 6.01(a), (b), (f), (g), (h), (l), (n) and (o) hereof; provided, that for the purposes of Section 6.01(n), only to the extent such changes were material and (b) since September 30, 2014, no Company Material Adverse Effect has occurred.

Section 4.10 Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Benefit Plan), (ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Affiliates to compete in any business or in any geographic area, (iii) any Contract with respect to a joint venture, limited liability company or partnership agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any Person who is not an Affiliate of the Company, (iv) any Contract that limits or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order), (v) any Contract which provides for any guarantee of third party obligations, other than any guarantees by the Company of its Subsidiaries’ obligations or guarantees by the Subsidiaries of the Company of the Company’s obligations, (vi) any Contract or series of Contracts which relate to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction), or (vii) any Contract which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof (other than a Benefit Plan), except in the case of clauses (i) through (vii) for any (A) such Contract that may be cancelled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less and (B) information technology Contract. Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract.”

(b) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party to any such Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2014 through the date hereof, no party to any Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract and neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof.

Section 4.11 Insurance Reports.

(a) A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its insurance operations (collectively, the “Company Insurance Subsidiaries”) is set forth in Section 4.11(a) of the Company Disclosure Letter. Since June 30, 2014, each of the Company Insurance Subsidiaries has timely filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Insurance Regulatory Authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The financial statements included in the Company SAP Statements were (or, with respect to filings made after the date hereof, will be) prepared in conformity in all material respects with SAP, in each case, consistently applied for the periods covered thereby and fairly present in all material respects the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and cash flows of such Company Insurance Subsidiary for the respective periods then ended and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof. As of their respective filing dates, the Company SAP Statements complied with, to the extent in effect at the time of filing or submission, the applicable requirements of all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of Insurance Regulatory Authorities (collectively, the “Insurance Laws”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Reserves reported in the Company SAP Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company does not make any representation or warranty in this Section 4.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 4.13, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

Section 4.12 Insurance Business.

(a) All Insurance Contracts, and any and all marketing materials relating thereto are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the applicable Insurance Regulatory Authority or, to the extent required by applicable Laws, have been filed with and not objected to by such Insurance Regulatory Authority within the period provided for objection, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete copy of the actuarial report referenced in Section 4.12(b) of the Company Disclosure Letter has been made available to Parent prior to the date hereof (the “Outside Actuarial Analysis”). The information and data furnished by the Company or any Company Insurance Subsidiary to its outside actuary and used in the preparation of the Outside Actuarial Analysis were accurate in all material respects for the periods covered in the Outside Actuarial Analysis.

(c) Neither the Company nor any of the Company Insurance Subsidiaries has, since June 30, 2014 through the date hereof, received any supervisory letter from, or adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Authority that materially restricts the conduct of its business or that gives rise to any capital maintenance obligations.

(d) Except to the extent prohibited by applicable Law, the Company has made available to Parent true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any Insurance Regulatory Authority in respect of any Company Insurance Subsidiary since January 1, 2013 through the date hereof.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since June 30, 2014, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Subsidiary, in compliance with applicable Law, to act as a Producer for a Company Insurance Subsidiary and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Subsidiary), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated any Law or policy of a Company Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Subsidiary and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation.

(f) Neither the Company nor any Company Insurance Subsidiary is the subject of any voluntary (or to the Knowledge of the Company, involuntary) supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, nor, to the Knowledge of the Company, is any such action or proceeding overtly threatened.

(g) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the Knowledge of the Company, overtly threatened against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) No Company Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction.

Section 4.13 Reinsurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Subsidiary has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (b) none of the applicable Company Insurance Subsidiaries or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) as of the date hereof, none of the Company Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent, or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) as of the date hereof, no written notice of intended cancellation has been received by any Company Insurance Subsidiary from any such reinsurer, and there are no disputes under any Reinsurance Contract.

Section 4.14 Investment Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the investment assets owned by a Company Insurance Subsidiary (the “Investment Assets”) complied in all respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the applicable Company Insurance Subsidiary (the “Investment Guidelines”) and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect as of the date hereof, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 4.15 Taxes.

(a) With respect to all taxable periods in which the applicable statute of limitations has not expired, the Company and each of its Subsidiaries:

(i) have timely filed or caused to be filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true and complete in all material respects;

(ii) have timely paid or caused to be paid all material Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established; and

(iii) have complied with all applicable Tax Laws with respect to the withholding of Taxes in all material respects.

(b) There are no pending, outstanding or, to the Knowledge of the Company, overtly threatened audits or proceedings with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(c) No material Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(d) With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(e) Since April 6, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(g) Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (iii) election under Section 108(i) of the Code or (iv) adjustment pursuant to Section 481(a) of the Code (or any similar provision of state, local or foreign Law) with respect to a change in accounting method that occurred before the date hereof.

(h) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(i) Neither the Company nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Subsidiary), or has any material liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(j) Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) The Company is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code. The Company does not have a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.

(l) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 and in Section 4.17 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

Section 4.16 Related Party Transactions. Since March 31, 2015 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the

Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material Benefit Plan. “Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability and (ii) each other employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability.

(b) With respect to each material Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c) Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to, sponsors, or has any actual or contingent material liability with respect to (or has in the past six (6) years maintained, contributed to, sponsored, or had any actual or contingent material liability with respect to) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, overtly threatened by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), and (iii) with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption.

(e) None of the execution of this Agreement, the Company Required Vote or the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former officer or employee of the Company to material severance pay, material unemployment compensation or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of material compensation due any such officer or employee, except as expressly provided in this Agreement, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, or (iv) result in any amounts payable or benefits provided to any current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(f) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) and any awards (including any equity awards, as applicable) granted thereunder are in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of the Company Insurance Subsidiaries.

Section 4.18 Labor Relations. None of the Company or any of its Subsidiaries is a party to or bound by, or negotiating, any labor or collective bargaining agreement. None of the Company or any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Knowledge of the Company, is any such proceeding overtly threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Knowledge of the Company, overtly threatened. To the Knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. As of the date hereof, neither the Company nor any of its Subsidiaries has closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law.

Section 4.19 Intellectual Property. Section 4.19 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all worldwide patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, which are owned by the Company or a Subsidiary of the Company as of the date hereof (the “Registered Intellectual Property Rights”). Each of the material Registered Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries exclusively owns the Registered Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens, and is licensed or otherwise has the right to use all other Intellectual Property Rights that are used in and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted. The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights (other than patents), and to the Knowledge of the Company, any patents, of any Person, and there is no Action pending or, to the Knowledge of the Company, overtly threatened (including “cease and desist” letters and invitations to take a license) that the Company or any of its Subsidiaries is infringing, misappropriating or violating the Intellectual Property Rights of any Person, in each case, except for such infringements, misappropriations, violations and claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable actions to protect (i) their confidential Intellectual Property Rights and (ii) the integrity, continuous operation and security of their software, systems and data (including personally identifiable data and other sensitive information), and, since June 30, 2014 through the date hereof, there have been (A) no outages, interruptions or corruptions which have caused a material disruption to the business or (B)  to the Knowledge of the Company, any material security breaches or unauthorized uses or accesses of same.

Section 4.20 Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policy.

Section 4.21 Real Property. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each lease and/or sublease to which the Company or any of its Subsidiaries is a party or which is used in the business of the Company and its Subsidiaries. Other than (a) the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter and (b) Investment Assets, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property. Each lease or sublease set forth in Section 4.21 of the Company Disclosure Letter is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any lease or sublease set forth in Section 4.21 of the Company Disclosure Letter by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party to any such lease or sublease, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) since June 30, 2014 through the date hereof, neither the Company nor any Subsidiary has received any written notice or complaint from any Person, or request for information from any Governmental Authority alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.23 Information Supplied. The Proxy Statement or the Information Statement, as applicable, will, when filed with the SEC and at the time it is mailed to the Company Stockholders, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the Company Stockholders, and (in the case of the Proxy Statement) at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by AIG, Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.

Section 4.24 Takeover Statutes. No restrictions included in any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States (which shall not include, for the avoidance of doubt, any Requisite Regulatory Approvals under applicable insurance Laws), or any takeover-related provision in the Company Certificate of Incorporation or Company By-laws, would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby or thereby or (b) have the effect of invalidating or voiding this Agreement, or the Certificate of Merger, or any provision hereof or thereof.

Section 4.25 Financial Advisor Opinion. Credit Suisse Securities (USA) LLC has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger

Consideration to be received by the holders (other than AIG, Parent and its Affiliates and FS Holdco II Ltd.) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.26 Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC and Jefferies LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The Company has furnished to Parent a true and complete copy of any agreement between the Company or a Subsidiary of the Company, as applicable, and (a) Credit Suisse Securities (USA) LLC and (b) Jefferies LLC pursuant to which Credit Suisse Securities (USA) LLC and Jefferies LLC could be entitled to any payment from or any right of first offer or similar right with respect to the Company or its Affiliates or their successors relating to the transactions contemplated by this Agreement.

Section 4.27 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to AIG, Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to AIG, Parent, Merger Sub or any other Person resulting from the distribution to AIG, Parent, Merger Sub or their respective Representatives or Affiliates, or AIG’s, Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to AIG, Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with AIG’s, Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is the subject matter of a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article V, the Company acknowledges that none of AIG, Parent, Merger Sub or any Person on behalf of AIG, Parent or Merger Sub makes any other express or implied representation or warranty with respect to AIG, Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AIG, PARENT AND MERGER SUB

Except as set forth in the AIG Disclosure Letter (it being understood that any information set forth in one section or subsection of the AIG Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the AIG Disclosure Letter to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally, and AIG (as to itself), represent and warrant to the Company as follows:

Section 5.01 Organization and Good Standing. Each of AIG, Parent and their respective Subsidiaries, including Merger Sub, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate or similar power and authority in all material respects to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.02 Authority for Agreement. Each of AIG, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by AIG, Parent and Merger Sub of this Agreement, and the consummation by AIG, Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings or shareholder votes on the part of AIG, Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of AIG, Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AIG, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of AIG, Parent and Merger Sub enforceable against AIG, Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against AIG, Parent or Merger Sub by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by AIG, Parent and Merger Sub do not, and the performance of this Agreement by AIG, Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate AIG’s certificate of incorporation or the AIG By-laws or similar organizational documents, or the equivalent charter documents of Parent and Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to AIG or any of its Subsidiaries or by which any property or asset of AIG or any of its Subsidiaries is bound or affected or (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which AIG or any of its Subsidiaries is entitled under, any Contract to which AIG or any of its Subsidiaries is a party or by which AIG or any of its Subsidiaries, or any property or asset of AIG or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

(b) The execution and delivery of this Agreement by AIG, Parent and Merger Sub do not, and the performance of this Agreement by AIG, Parent and Merger Sub will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the New York Stock Exchange, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.03(b) of the AIG Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.04 Compliance. AIG and its Subsidiaries, including Merger Sub, hold, and at all times since June 30, 2014 have held, all AIG Permits and are, and since June 30, 2014 have been, in compliance with the terms of such AIG Permits, except where the failure to hold or be in compliance with such AIG Permits would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. The business of AIG and its Subsidiaries, including Merger Sub, is not being, and at all time since June 30, 2014 has not been, conducted in violation of any Law or Order, except for violations that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. No investigation or review by any Governmental Authority with respect to AIG or any of its Subsidiaries or their respective business is pending or, to the Knowledge of AIG, threatened in writing that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. Since June 30, 2014, neither AIG nor any of its Subsidiaries has received any written notification or, to the Knowledge of AIG, oral notification from any Governmental Authority of any violation of any Law applicable to AIG or any its Subsidiaries or by which any of their business, operations, properties or assets are bound, except for matters that would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.05 Litigation.

(a) There is no Action pending or, to the Knowledge of AIG, overtly threatened against AIG or any of its Subsidiaries, including Merger Sub, their respective businesses, assets, properties or rights, or their respective current or former directors or officers in their capacities as such, that, if determined adversely, would reasonably be expected to have an AIG Material Adverse Effect.

(b) There is no Order outstanding against AIG or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect. Since June 30, 2014, neither AIG nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect.

Section 5.06 AIG Material Adverse Effect. During the period from December 31, 2014 through the date of this Agreement, no AIG Material Adverse Effect has occurred.

Section 5.07 Sufficient Funds. AIG and its Subsidiaries have, as of the date of this Agreement, access to funds and/or financial resources sufficient to, and AIG, Parent and Merger Sub will have available at the Effective Time sufficient funds to, make the deposit into the Exchange Fund required pursuant to Section 3.01 and to consummate the Merger and the other transactions contemplated herein.

Section 5.08 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.09 Information Supplied. None of the information provided by AIG, Parent or Merger Sub to be included in the Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the Company Stockholders, and (in the case of the Proxy Statement) at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to AIG, Parent or Merger Sub shall occur which is required to be described in the Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders. Notwithstanding the foregoing, neither AIG nor Parent makes any representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 5.10 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article V, none of AIG, Parent or Merger Sub nor any other Person on behalf of AIG, Parent or Merger Sub makes any express or implied representation or warranty with respect to AIG, Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. None of AIG, Parent, Merger Sub nor any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or their respective Representatives or Affiliates, or the Company’s or its Representatives’ or Affiliates’ use of, any such information, including any information, documents or any other material made available to the Company or its Representatives or Affiliates in connection with the Company’s consideration and review of the transactions contemplated hereby, unless any such information is the subject matter of a representation or warranty contained in this Article V. Except for the representations and warranties contained in Article IV, each of AIG, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to AIG, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) subject to the limitations, restrictions and prohibitions set forth in clauses (a) through (w) of this Section 6.01, the Company shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) the Company shall not and shall cause each of its Subsidiaries not to:

(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.065 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement;

(b) adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights;

(d) issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options, Company Performance RSUs or Company Restricted Stock Rights outstanding as of the date hereof in accordance with the terms thereof;

(e) amend the Company Certificate of Incorporation or Company By-laws or equivalent organizational documents of the Company’s Subsidiaries;

(f) purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof or merge, combine, amalgamate or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines in effect as of the date hereof;

(g) sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any Subsidiary of the Company) (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(h) incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) guarantees by the Company of permitted Indebtedness of its wholly-owned Subsidiaries or guarantees by the wholly-owned Subsidiaries of the Company of permitted Indebtedness of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(i) make any loans, advance or capital contributions to, or investments in, any Person, other than (i) the Company or any of its wholly-owned Subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(j) settle, commence or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of Actions that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

(k) cancel any material Indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

(l) make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves), (ii) to the Investment Guidelines of the Company Insurance Subsidiaries as in effect as of the date of this Agreement, or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Subsidiary, in each case, except as required by GAAP or SAP;

(m) conduct any material revaluation of any asset, including any material writing-off of accounts receivable or reinsurance recoverables, other than as required by GAAP or SAP;

(n) except as required by a Benefit Plan as of the date hereof, grant any increases in the compensation or benefits of any of its directors, officers or employees;

(o) except as required by a Benefit Plan as of the date hereof, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any Benefit Plan, or (iii) establish, adopt, enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a material Benefit Plan if in effect on the date hereof);

(p) make, revoke or change any material Tax election, settle or compromise any material proceeding relating to Taxes, file any material amended Tax Return, fail to file any material Tax Return when due or surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability;

(q) enter into or amend or modify in any material respect, terminate, cancel or extend any Material Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Material Contract or Reinsurance Contract, other than in the ordinary course of business consistent with past practice;

(r) enter into or amend in any manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

(s) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(t) (i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(u) enter into any agreement or commitment with any Insurance Regulatory Authority other than in the ordinary course of business consistent with past practice;

(v) enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(w) agree to take any of the actions described in this Section 6.01.

Section 6.02 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and its Representatives to, afford the Representatives of AIG, Parent and Merger Sub reasonable access during normal business hours upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, and during such period the Company shall, and shall cause its Subsidiaries to, furnish, as promptly as practicable, to Parent (i) a copy of each report filed with or furnished to the SEC or an Insurance Regulatory Authority after the date hereof and any material correspondence or other materials received from any such agency with respect to the Company, its Subsidiaries or their businesses or personnel, and (ii) all other information with respect to the Company and its Subsidiaries and their business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (A) would be reasonably likely to cause a waiver of attorney-client privilege or loss of attorney work product protection, (B) would constitute a violation of any applicable Law or Order, or (C) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound. In the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege or violate the applicable Law, Order or Contract.

(b) From the date hereof to the Effective Time, Parent shall have the right to designate up to a total of six (6) directors, officers or employees of AIG, Parent or their respective Subsidiaries (including, but not limited to, any such director, officer or employee having expertise in finance, human resources, actuarial accounting and risk management) to be present in the offices of the Company and its Subsidiaries during normal business hours for the purpose of facilitating the planning for the integration and post-Closing operations of the Company and its Subsidiaries and Parent and to facilitate the Parent’s access to information as provided in Section 6.02(a), and for this purpose the Company and its Subsidiaries shall provide such designated directors, officers and employees with available office space and available administrative support as may be reasonably requested by Parent for such directors, officers and employees to carry out their functions as contemplated by this Section 6.02(b); provided, however, that in the event Parent desires to designate more than six (6) directors, officers or employees of AIG, Parent or their respective Subsidiaries pursuant to this Section 6.02(b), Parent and the Company shall cooperate in good faith to mutually agree upon a reasonable number for any such additional directors, officers or employees of AIG, Parent or their respective Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries may limit the presence and access of such directors, officers and employees to the extent it believes in good faith that such limitation is necessary in order to (i) protect attorney-client privilege or the loss of attorney work product protection, (ii) comply with any applicable Law or Order, or (iii) comply with any Contract entered into prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party or bound; provided, however, that such limitation will be constructed to the extent possible in a manner to achieve the objective set forth in the first sentence of this Section 6.02(b), and the Company will use, and will cause its Subsidiaries to use, its and their reasonable best efforts to ensure that the resulting arrangements continue to permit the facilitation of the planning for the integration and post-Closing operations of the Company and its Subsidiaries and Parent as fully as reasonably possible. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or any of its Subsidiaries be required to provide access to any drafts, opinions, valuations, memorandum, correspondence or any other materials of the Company or any of its Subsidiaries or Representatives relating to the negotiation, valuation or consummation of the transactions contemplated by, or the enforcement of, this Agreement.

(c) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, AIG, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

(d) Subject to Section 4.27 and Section 5.10, no investigation by any of the parties or their respective Representatives, including pursuant to this Section 6.02, shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

Section 6.03 Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of AIG, Parent, Merger Sub and the Company agrees to use, and shall cause its Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, and to assist and cooperate with the other parties in doing all things, in each case, necessary, proper or advisable, to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary, proper or advisable consents, approvals, authorizations, waivers or exemptions from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the foregoing, each of AIG, Parent and the Company shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take any and all actions and do the things necessary, proper or advisable to avoid impediments under any applicable Law that may be asserted by, or any Order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur, in the most expeditious manner practicable, including using reasonable best efforts to (i) resolve any objections that may be asserted by any Governmental

Authority with respect to the Merger or any other transaction contemplated hereby and (ii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c) In furtherance and without limiting the foregoing, AIG and the Company, as applicable, shall take the following actions within ten (10) Business Days of the date of this Agreement: (i) AIG shall, together with its “controlled person” applicants, file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Iowa, substantially in the form attached to Section 6.03(c)(i) of the AIG Disclosure Letter (with the remaining portions thereof duly completed as applicable), (ii) AIG shall, together with its “controlled person” applicants, file a Section 1506 filing, together with all exhibits, affidavits and certificates, with the Superintendent of Financial Services of the State of New York, substantially in the form attached to Section 6.03(c)(ii) of the AIG Disclosure Letter (with the remaining portions thereof duly completed as applicable), (iii) AIG shall make a filing with the Vermont Department of Financial Regulation as may be required by Vermont Insurance Regulation C-81-2 Section 14, (iv) AIG shall make a filing with the China Insurance Regulatory Commission, if so required by applicable Law, and (v) AIG and the Company shall submit to CFIUS a draft of a joint voluntary notice of the transaction contemplated by this Agreement (the “CFIUS Notice”). AIG and the Company shall use reasonable best efforts to provide any requested supplemental information and other related information pursuant to the DPA, and submit a final CFIUS Notice and other related information pursuant to the DPA as promptly as practicable after receiving any comments to the draft CFIUS Notice during the pre-notice consultation process. All filing fees payable in connection with the foregoing shall be borne by AIG. AIG agrees to use its reasonable best efforts to promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits or information that may be required or requested by any Governmental Authority relating to AIG or its Subsidiaries or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. AIG shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees, to execute and deliver any “untrustworthy commitment letters”. None of AIG, Parent nor Merger Sub shall at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between any Company Insurance Subsidiary, on the one hand, and AIG or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law (other than, for the avoidance of doubt, any transaction contemplated by this Agreement).

(d) Each of AIG, Parent, Merger Sub and the Company agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of AIG, Parent, Merger Sub and the Company shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Each of AIG, Parent, Merger Sub and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the U.S. Regulatory Filings made in connection the transactions contemplated by this Agreement and each party agrees to in good faith consider any comments of the other parties thereon. Each of AIG, Parent, Merger Sub and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable Law and with respect to the U.S. Regulatory Filings only. Notwithstanding anything to the contrary in this Section 6.03, materials provided to the other party or its counsel may be redacted to the extent necessary (i) to remove references concerning AIG’s valuation analyses with respect to the Company and its Subsidiaries, (ii) as necessary to comply with written Contracts in effect on the date hereof or (iii) to address reasonable privilege and confidentiality concerns.

(e) Each of AIG, Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority (other than the China Insurance Regulatory Commission)

whose consent, approval, authorization, waiver or exemption is required for the consummation of the transactions contemplated by this Agreement to the extent related to the transactions contemplated by this Agreement or the filings made pursuant to Section 6.03(c), including promptly furnishing each other copies of any written or electronic communications to the extent related thereto, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(f) AIG shall give the Company reasonable prior notice of any live or telephonic meeting with any Governmental Authority (other than the China Insurance Regulatory Commission) in respect of any filings, investigation or other inquiry (other than solely ministerial matters) relating to the transactions contemplated by this Agreement and shall give the Company, to the extent permitted by applicable Law and by such Governmental Authority, the opportunity to attend and participate in such meeting (other than with the China Insurance Regulatory Commission); provided, however, that AIG shall have the right to require that the Company’s Representatives not attend or participate in any portion of any such meeting to the extent (i) concerning AIG’s valuation analyses with respect to the Company and its Subsidiaries, (ii) as necessary to comply with written Contracts in effect on the date hereof or (iii) to address reasonable privilege and confidentiality concerns.

(g) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, AIG or their respective Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(h) For purposes of this Section 6.03, “reasonable best efforts” shall be deemed to include, subject to the proviso below, complying with any requirements of applicable Law or Order or of any Governmental Authority that may arise or be imposed in connection with seeking and obtaining any consents, approvals, authorizations, waivers or exemptions of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement; provided, that, for the purposes of this Section 6.03, “reasonable best efforts” shall not require, or be deemed to require, AIG, Parent, Merger Sub or any of their Affiliates to agree to or take any action that would result in (i) with respect to the regulatory approval from the Iowa Insurance Division, set forth as item 1 in Schedule 7.01(c), any arrangements, conditions or restrictions imposed by the Iowa Insurance Division that would, (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) require any capital contributions, capital maintenance agreements or other arrangements having the same force and effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of AIG and its Subsidiaries (not including the Company and its Subsidiaries), taken as a whole, measured as if AIG and its Subsidiaries were the size of the Company and its Subsidiaries, taken as a whole, or (ii) with respect to the regulatory approval from the China Insurance Regulatory Commission, set forth as item 4 in Schedule 7.01(c), and the regulatory approval from CFIUS, set forth as item 5 in Schedule 7.01(c), any arrangements, conditions or restrictions imposed by the China Insurance Regulatory Commission or CFIUS, respectively, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or results of operations of AIG and its Subsidiaries (not including the Company and its Subsidiaries), taken as a whole (any such arrangements, conditions or restrictions set forth in clauses (i) and (ii) in this proviso, a “Burdensome Condition”). Notwithstanding the foregoing, prior to AIG being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to such Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.

Section 6.04 Stockholder Consent; Information Statement; Proxy Statement.

(a) Immediately after the execution of this Agreement, the Company shall, in accordance with the DGCL, take all actions necessary to seek and obtain the Company Required Vote by irrevocable written consent of FS Holdco II Ltd. in the form attached hereto as Exhibit C (the “Stockholder Written Consent”). As promptly as practicable after receipt of the Stockholder Written Consent, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consent. If the Stockholder Written Consent is not executed and delivered to Parent within forty-eight (48) hours after the execution of this Agreement (the “Written Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 8.01(c). In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate of Incorporation and the Company By-laws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the New York Stock Exchange.

(b) In the event the Stockholder Written Consent is delivered to Parent, as promptly as practicable thereafter, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, an Information Statement (including therein a notice of appraisal rights in accordance with Section 262(d) of the DGCL). The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement. Prior to filing or mailing any proposed amendment of or supplement to the Information Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable and shall thereafter file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail to the Company Stockholders as promptly as practicable the Information Statement.

(c) In the event the Stockholder Written Consent is not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 8.01(c), then as promptly as practicable after the expiration of the Written Consent Delivery Period, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The

Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable and shall thereafter mail to the Company Stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders Meeting.

(d) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act.

Section 6.05 Company Stockholders Meeting. In the event the Stockholder Written Consent is not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 8.01(c), the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Certificate of Incorporation, the Company By-laws and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 6.06 (i) the Company Board of Directors shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger (the “Company Recommendation”) and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify, in a manner adverse to AIG, the Company Recommendation. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to AIG under circumstances as specified in Section 6.06, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of the New York Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, to solicit additional shares to attend and vote at the Company Stockholders Meeting.

Section 6.06 Takeover Proposals.

(a) The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ other Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (C) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (D) publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal received after the date hereof that did not result from a material breach of this Section 6.06, if the Company Board of Directors determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.06(c), (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to AIG and its Subsidiaries, provided that all such information has previously been provided to AIG or Parent or is provided to AIG or Parent prior to or substantially concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (1) and (2) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law.

(b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to AIG), or publicly propose to withdraw or withhold (or modify in a manner adverse to AIG), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger or (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”; it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any Takeover Proposal Documentation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into an agreement regarding a Superior Proposal if and only if (I) the Company has complied in all material respects with this Section 6.06 and shall have given Parent written notice at least four (4) Business Days prior to taking such action (a “Notice of Superior Proposal”), that the Company Board of Directors intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and (II) during such four (4) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of this Agreement proposed by Parent in writing to the Company following the Notice of Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with this Section 6.06(b), except that reference to the four (4) Business Day period shall be deemed a reference to a new two (2) Business Day period).

(c) In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) advise Parent orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, provide a copy of the Takeover Proposal, including any proposed draft agreement or term sheet submitted in connection therewith (or, where such copy is not available, a reasonably detailed summary of the material terms and conditions of any such Takeover Proposal) and the identity of the Person making any such Takeover Proposal. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments with respect to any such Takeover Proposal (including any material changes thereto) and shall as promptly as practicable provide Parent copies of any written communications that describe any material terms and conditions of any such Takeover Proposal.

(d) Prior to obtaining the Company Required Vote, the Company Board of Directors may make an Adverse Recommendation Change in response to a Change in Circumstance, if and only if (i) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company shall have given Parent written notice at least four (4) Business Days prior to making any such Adverse Recommendation

Change, (iii) during such four (4) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement and (iv) after considering any proposed revisions to this Agreement made by Parent in writing during such four (4) Business Day period, if any, after consultation with its financial advisors and outside counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Adverse Recommendation Change in response to such Change in Circumstance would be inconsistent with its fiduciary duties under Delaware Law.

(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its financial advisors and outside counsel) that failure to do so would be inconsistent with its fiduciary duties under Delaware Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b) or Section 6.06(d).

Section 6.07 Credit Agreement Amendment or Arrangement.

(a) Prior to the Closing Date, (i) the Company agrees to use reasonable best efforts (including using reasonable best efforts to obtain the best commercial terms then reasonably available) and in consultation with Parent to and (ii) AIG agrees to use reasonable best efforts to assist the Company to (A) obtain an amendment (the “Amendment”) to the Credit Agreement, dated as of August 26, 2014 (the “Credit Agreement”), by and among Fidelity & Guaranty Life Holdings, Royal Bank of Canada, as administrative agent, and the lenders party thereto or (B) enter into new definitive financing arrangements (the “New Financing”), in either case that provide for immediately available funds as of and following the Closing Date, which are sufficient to make all of the payments pursuant to Section 3.9 of the Company Indenture if all of the Notes were properly tendered.

(b) Notwithstanding this Section 6.07 or anything in this Agreement to the contrary, each of the parties hereto agrees that it is not a condition to the Closing that the Amendment or the New Financing be obtained.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries (i) shall be required to (A) waive or amend any terms of this Agreement, (B) incur any liability in connection with the Amendment or the New Financing prior to the Closing, (C) take any action that would require any director, officer or employee of the Company or its Subsidiaries to execute any document, agreement, certificate or instrument that would be effective prior to the Closing or (D) pay any consent or similar fees with respect to the Amendment or the New Financing that are not contingent on, and payable at, the Closing or (ii) shall execute any document, agreement, certificate or instrument relating to the Amendment or the New Financing without the prior written consent of AIG.

Section 6.08 Public Announcements. The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, (b) as may be required by the applicable rules or any listing agreement of the New York Stock Exchange or any other stock exchange on which securities of a party are listed or admitted for trading, (c) as requested in writing by any Governmental Authority or (d)  to enforce its rights and remedies under this Agreement.

Section 6.09 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and its Subsidiaries specified by Parent in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.

Section 6.10 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a “Company Employee”), with (i) base salary and incentive opportunities (other than with respect to any equity incentive opportunities) that are, in each case, no less favorable than those applicable to each such Company Employee immediately prior to the Closing Date and (ii) retirement and welfare benefits that are not materially less favorable, in the aggregate, than those retirement and welfare benefits provided to Company Employees immediately prior to the Closing Date.

(b) Parent shall provide each Company Employee who incurs a termination of employment during the twelve (12) month period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date, as set forth in Section 6.10(b) of the Company Disclosure Letter.

(c) From and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to, use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(f) Effective as of the Closing, Parent and its Affiliates (including the Surviving Corporation) shall be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to each individual who is an “M&A qualified beneficiary” (as defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated by this Agreement as a result of such individual’s employment with the Company or any of its Subsidiaries.

(g) This Section 6.10 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.10 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) except as expressly provided by Section 6.10(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless to the fullest extent provided under the Company Certificate of Incorporation and the Company By-laws in effect on the date hereof and permitted by the DGCL all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time.

(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall use reasonable best efforts to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of the amount set forth on Section 6.11(b) of the Company Disclosure Letter (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium; provided, further, however, that in lieu of the foregoing insurance coverage, the Company (with Parent’s consent, not to be unreasonably withheld, conditioned or delayed) or Parent may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium for such “tail” insurance policy.

(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 6.11 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.10 and this Section 6.11.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall use all reasonable efforts to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 6.13 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give AIG or Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct AIG’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, AIG and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14 Takeover Laws. The Company and the Company Board of Directors shall, if any state takeover Law or similar Law or any takeover-related provision in the Company Certificate of Incorporation or Company By-laws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement (other than those arising under insurance acquisition of control Laws), use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law or such takeover-related provision in the Company Certificate of Incorporation or Company By-laws on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.15 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any Action brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company orally and in writing of any Action brought by any stockholder of AIG against AIG or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.16 AIG Material Adverse Effect. From the date of this Agreement until the Closing Date, in the event AIG determines in its reasonable and good faith judgment that an AIG Material Adverse Effect has occurred or would reasonably be expected to occur, AIG shall promptly notify the Company in writing of such AIG Material Adverse Effect, and AIG shall make itself reasonably available to the Company and its

Representatives to discuss the facts and circumstances associated with, and the nature and extent of, such AIG Material Adverse Effect (it being understood, for the avoidance of doubt, that nothing in this Section 6.16 shall be deemed to expand or otherwise apply to AIG’s obligations under Section 6.03, including subsection (e), with the matters contemplated therein being subject solely to the provisions of such Section 6.03).

Section 6.17 Tax Matters. Any and all existing Tax sharing agreements of the Company and its Subsidiaries (other than agreements solely between the Company and any of its Subsidiaries) shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor its Subsidiaries shall have any further rights or liabilities thereunder and any amounts payable to the Company or any of its Subsidiaries for any period prior to the Closing Date shall be paid to the Company or any of its applicable Subsidiaries at or prior to the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained, and if obtained by Stockholder Written Consent, the Information Statement shall have been cleared by the SEC and mailed to the Company Stockholders (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that makes illegal, prevents, prohibits, restrains or enjoins consummation of the Merger.

(c) Governmental Consents. The regulatory and governmental approvals set forth in Schedule 7.01(c) shall have been obtained and shall remain in full force and effect (the “Requisite Regulatory Approvals”) without, in the case of the regulatory and governmental approvals from the Iowa Insurance Division, the China Insurance Regulatory Commission and CFIUS, set forth in Schedule 7.01(c), the imposition of a Burdensome Condition by the applicable Governmental Authority (unless waived by Parent in its sole discretion).

Section 7.02 Additional Conditions to Obligations of AIG, Parent and Merger Sub. The obligations of AIG, Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article IV, in each case made as if none of such representations and warranties contained any exception or qualification relating to “material,” “materiality” or “Company Material Adverse Effect”, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that notwithstanding the foregoing, the representations and warranties in (i) Section 4.02 and Section 4.26 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) Section 4.03(a) through (c) shall be true and correct except for de minimis breaches as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) Section 4.09(b) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

Section 7.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of AIG, Parent and Merger Sub contained in Article V, in each case made as if none of such representations and warranties contained any exception or qualification relating to “material,” “materiality” or “AIG Material Adverse Effect”, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect; provided, that notwithstanding the foregoing, the representations and warranties in (i) Section 5.02 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date and (ii) Section 5.06 shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date. The Company shall have received a certificate signed by an officer of AIG on its behalf to the foregoing effect.

(b) Agreements and Covenants. AIG, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an officer of AIG on its behalf to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use its reasonable best efforts to remove such Order;

(c) by Parent if the Stockholder Written Consent representing the Company Required Vote has not been executed and delivered to Parent prior to the expiration of the Written Consent Delivery Period;

(d) by Parent or the Company, if at the Company Stockholders Meeting, the Company Required Vote shall not have been obtained;

(e) by the Company, in accordance with Section 6.06(b) with respect to a Superior Proposal; provided, that the Company may not effect such termination unless the Company has (i) materially complied with its obligations in Section 6.06(b) and (ii) on the date of such termination tendered payment to Parent of the

Company Termination Fee pursuant to Section 8.02(b) and entered into a definitive binding agreement with respect to such Superior Proposal;

(f) by Parent, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change, (ii) the Company Board of Directors shall fail to include in the Proxy Statement when mailed, the Company Recommendation, (iii) the Company Board of Directors shall have materially breached its obligations in Section 6.06, (iv) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal or (v) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Takeover Proposal;

(g) by Parent or the Company, if the Merger shall not have been consummated prior to September 8, 2016 (as such date may be extended pursuant to the second proviso below, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Outside Termination Date shall be automatically extended by sixty (60) days so long as AIG, Parent and Merger Sub are not in material breach of any of their covenants or agreements contained in Section 6.03 of this Agreement, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(h) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) sixty (60) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if AIG, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(i) by the Company, if (i) there has been a breach by AIG, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) sixty (60) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h), or (i) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in Section 6.03 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by the Company pursuant to Section 8.01(e) or (B) by Parent pursuant to Section 8.01(c) or Section 8.01(f), the Company shall pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of AIG, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds. If the Company Termination Fee shall be payable pursuant to clause (A) of the preceding sentence, the Company Termination Fee shall be paid on the date of such termination and if the Company Termination Fee shall be payable pursuant to clause (B) of the preceding sentence, the Company Termination Fee shall be paid no later than two (2) Business Days after the date of such termination.

(ii) If this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(d) or Section 8.01(g) or by Parent pursuant to Section 8.01(h) and (A) at any time after the date hereof and prior to the Company Stockholders Meeting, the termination of the Agreement pursuant to Section 8.01(g) or the breach giving rise to Parent’s right to terminate under Section 8.01(h), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board of Directors or the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Stockholders Meeting, the termination of this Agreement pursuant to Section 8.01(g) or the breach, respectively, and (B) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall upon the earliest of the consummation of such Takeover Proposal or the entry into such definitive agreement with respect thereto, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of AIG, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

(c) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, AIG, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any reasonable costs and expenses (including reasonable legal fees and expenses) incurred by AIG, Parent and Merger Sub in connection with an Action that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AIG, Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability (i) for any willful and material breach of this Agreement, (ii) for the failure of a party to close the Merger in accordance with Section 2.02 and Article VII hereof (provided, that for the avoidance of doubt, the foregoing shall not apply to the failure of a party to close the Merger if such party’s conditions to close the Merger set forth in Article VII have not been satisfied or waived) or (iii) for fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute an exclusive remedy with respect to the circumstances set forth therein. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of (A) an act or (B) the failure to take an act required by the terms of this Agreement, by the breaching party with knowledge (actual or constructive) that the taking of such act, or the failure to take such required act, would, or would reasonably be expected to, cause a breach of this Agreement.

Section 8.04 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, each of the Company, AIG, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to AIG, Parent or Merger Sub, to

Anbang Insurance Group

Anbang Financial Center, No.6 Jianguomen Wai Avenue,

Beijing, P.R. China, 100022

Email:        general-office@anbang-international.com

Attention:  General Office

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile:  212-455-2502

Email:         lmeyerson@stblaw.com

Attention:  Lee Meyerson, Esq.

if to the Company, to

Fidelity & Guaranty Life

601 Locust Street, 14th Floor

Des Moines, IA 50309-3738

Email:         Eric.Marhoun@fglife.com

Attention:  General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:  212-735-2000

Email:         Todd.Freed@skadden.com

Attention:  Todd E. Freed, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:  202-393-5760

Email:         Chris.Ulery@skadden.com

Attention:  Christopher J. Ulery, Esq.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) from and after the Effective Time, each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.11 directly, (ii) the right of the Company on behalf of the Company Stockholders to pursue damages in the event of AIG’s, Parent’s or Merger Sub’s breach of this Agreement to the extent permitted by Section 8.03 (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Stockholders), and (iii) following the Effective Time, the right of the Company Stockholders to receive the Merger Consideration and the holders of Company Stock Rights, Fidelity & Guaranty Life Holdings stock options, Fidelity & Guaranty Life Holdings restricted stock units and Fidelity & Guaranty Life Holdings dividend equivalents to receive the payments which they have the right to receive pursuant to Section 2.07 after the Closing. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that AIG, Parent or any assignee pursuant to this Section 9.05 may assign this Agreement to (i) one wholly-owned Subsidiary in its acquisition structure prior to the date of first filing of the applications referred to in clauses (i), (ii) and (iii) of Section 6.03(c) and (ii) another such wholly-owned Subsidiary within thirty (30) days after the date of such filings; provided further, that AIG, Parent and its assignees shall not collectively make more than two (2) assignments in the aggregate pursuant to this Section 9.05 (for the avoidance of doubt, any reassignment pursuant to clause (c) of the following proviso shall not count as an assignment by AIG, Parent or any of its assignees); provided further, that (a) such assignment or assignments would not, individually or in the aggregate, reasonably be expected to have an AIG Material Adverse Effect, (b) such assignment or assignments shall not relieve AIG or Parent of its obligations under this Agreement and (c) such assignment or assignments shall cease to be effective and this Agreement shall be reassigned to AIG or Parent, as applicable, if any such assignee shall cease to be a wholly-owned Subsidiary of AIG or Parent, as applicable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 9.07 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Controlling Language of this Agreement. This Agreement has been negotiated and executed in the English language, and this English language execution version shall govern in all respects and prevail over any translation of the same, including for the purposes of enforcing this Agreement in any court or other tribunal.

Section 9.12 Initialization. The Company hereby authorizes any attorney of Skadden, Arps, Slate, Meagher & Flom LLP to initial on its behalf each of the pages of this Agreement, the Company Disclosure Letter, the AIG Disclosure Letter and the Exhibits hereto. AIG, Parent and Merger Sub hereby authorize any attorney of Simpson Thacher & Bartlett LLP to initial on their behalf each of the pages of this Agreement, the Company Disclosure Letter, the AIG Disclosure Letter and the Exhibits and Schedules hereto.

Section 9.13 AIG Obligation. AIG shall cause the full and complete performance by Parent of all of its obligations pursuant to the terms of this Agreement and in the event Parent does not fulfill all of its obligations pursuant to the terms of this Agreement, AIG shall unconditionally and irrevocably perform such unperformed obligations of Parent pursuant to the terms of this Agreement. AIG further agrees that its obligations set forth in the preceding sentence will not be discharged except by the full and complete performance of all of the obligations of Parent pursuant to the terms of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the provisions of Section 8.01(i) and Section 8.03 hereof shall apply mutatis mutandis to AIG with respect to any unperformed obligations of Parent or any breach of any representations or warranties of Parent in this Agreement as fully as if Parent were performing such obligations or making such representations or warranties. From and after the date hereof and for as long as any obligations of Parent remain outstanding hereunder, in the event that Parent or its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person in one or a series of transactions, then, and in each such case, AIG shall, at its option either assume, or cause such Person(s) to assume, by a written instrument entered into for the benefit of, and enforceable by, the Company or the Persons referred to in Section 9.04(b), the obligations of Parent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANBANG INSURANCE GROUP CO., LTD.

By:
Name:
Title:

AB INFINITY HOLDING, INC.

By:
Name:
Title:

AB MERGER SUB, INC.

By:
Name:
Title:

FIDELITY & GUARANTY LIFE

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

ANNEX B

OPINION OF CREDIT SUISSE

November 8, 2015

Board of Directors

Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, IA 50309

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Fidelity & Guaranty Life (the “Company”), other than FS Holdco II Ltd., a wholly owned subsidiary of HRG Group, Inc. (“HRG”), and Anbang Insurance Group Co., Ltd. (the “Acquiror”) and its affiliates (collectively, the “Excluded Persons”), from a financial point of view, of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of November 8, 2015 (the “Merger Agreement”), by and among the Company, the Acquiror, AB Infinity Holding, Inc., a wholly owned subsidiary of the Acquiror, and AB Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will survive the Merger and become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $26.80 in cash, without interest (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including (i) financial forecasts prepared and provided to us by management of the Company with respect to the future financial performance of the Company (the “Management Projections”) and (ii) the actuarial appraisals prepared by a third party firm retained by the Company (the “Third Party Appraisals”), and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the Management Projections, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals other than the Third Party Appraisals. With respect to the Third Party Appraisals, we are not actuaries and, accordingly, our services did not include any actuarial determinations or evaluations by us or an attempt by us to evaluate actuarial assumptions. We express no opinion as to any matters relating to the reserves of the Company, including, without limitation, the adequacy of such reserves, and we have assumed, with your consent and without independent verification, that such reserves are appropriate. With respect to the future statutory profits from new and in-force business of the Company, we also have assumed, with your consent and without independent verification, that such actuarial evaluations are appropriate.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Consideration to be received by such stockholders in the Merger pursuant to the terms of the Merger Agreement and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and in the future we may provide, investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation, including, among others, having acted as (i) an arranger in connection with the Company’s revolving credit facility in August 2014, (ii) a bookrunner in connection with the Company’s initial public offering of common stock in December 2013 and (iii) a bookrunner in connection with the Company’s 6.375% senior notes due 2021 in March 2013. We and our affiliates in the past have provided and in the future may provide services to HRG and certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation, including, among others, having acted as (i) a bookrunner in connection with HRG’s 7.875% senior secured notes due 2019 in May 2015, in April 2015 and in July 2013, (ii) a bookrunner in connection with HRG’s 7.750% senior unsecured notes due 2022 in May 2015, in September 2014 and in January 2014, (iii) a financial advisor in connection with HRG’s offer to exchange a portion of its outstanding 7.875% senior secured notes due 2019 for new 7.750% senior unsecured notes due 2022 in May 2014, (iv) a financial advisor in connection with HRG’s common stock repurchase program in May 2014 and in August 2013, (v) an arranger in connection with HRG’s subsidiary Spectrum

Brands, Inc.’s (“Spectrum”) term loans and revolving credit facility in June 2015, (vi) a bookrunner in connection with Spectrum’s 5.750% senior notes due 2025 in May 2015, (vii) a bookrunner in connection with Spectrum’s common stock offering in May 2015, (viii) an arranger in connection with Spectrum’s bridge loan in May 2015, (ix) an advisor in connection with Spectrum’s acquisition of Armored Auto Group in May 2015, (x) a bookrunner in connection with Spectrum’s 6.125% senior notes due 2024 in December 2014, (xi) an arranger in connection with Spectrum’s term loans in December 2014, December 2013 and September 2013 and (xii) a financial advisor in connection with Spectrum’s common stock repurchase program in August 2013. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C.1953, § 262; 56 Del. Laws, c. 50 (1967); 56 Del. Laws, c. 186, § 24 (1968); 57 Del. Laws, c. 148, § § 27-29 (1969); 59 Del. Laws, c. 106, § 12 (1973); 60 Del. Laws, c. 371, § § 3-12 (1976); 63 Del. Laws, c. 25, § 14 (1981); 63 Del. Laws, c. 152, § § 1, 2 (1981) 64 Del. Laws, c. 112, § § 46-54 (1983); 66 Del. Laws, c. 136, § § 30-32 (1987); 66 Del. Laws, c. 352, § 9 (1988); 67 Del. Laws, c. 376, § § 19, 20 (1990); 68 Del. Laws, c. 337, § § 3, 4 (1992); 69 Del. Laws, c. 61, § 10 (1993); 69 Del. Laws, c. 262, § § 1-9 (1994); 70 Del. Laws, c. 79, § 16 (1995); 70 Del. Laws, c. 186, § 1 (1995); 70 Del. Laws, c. 299, § § 2, 3 (1996); 70 Del. Laws, c. 349, § 22 (1996); 71 Del. Laws, c. 120, § 15 (1997); 71 Del. Laws, c. 339, § § 49-52 (1998); 73 Del. Laws, c. 82, § 21 (2001); 76 Del. Laws, c. 145, § § 11-16 (2007); 77 Del. Laws, c. 14, § § 12, 13 (2009); 77 Del. Laws, c. 253, § § 47-50 (2010); 77 Del. Laws, c. 290, § § 16, 17 (2010); 79 Del. Laws, c. 122 § § 6, 7 (2013); 79 Del. Laws, c. 72, § § 10, 11 (2013).

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